EXHIBIT 10.95

LEASE AGREEMENT FOR NESTLE BUILDING

ORIGINAL

December 21, 1987

CARNATION BUILDING
OFFICE LEASE

LANDLORD:    EIGHT HUNDRED NORTH BRAND BOULEVARD, a California
                            Limited Partnership

TENANT:          CARNATION COMPANY, a Delaware Corporation

Dated for reference purposes as of:

December 22, 1987

TABLE OF CONTENTS

GENERAL CONDITIONS	1
A. Consent/Duty to Act Reasonably	1
B. Quality of Construction — Standard for Maintenance and Repair	1
C. Covenants and Agreements	3
D. Non-Disturbance, Attornment and Subordination Agreement	3
E. Days	4
F. Rules and Regulations	4
G. Abatement of Rent When Tenant is Prevented from Using Premises	4
H. Signage	4
I. Restriction on Leasing	6
J. Special Locks	7
K. Building Antenna	7
L. Landlord’s Obligations to Construct Project	8

Section 1. Terms and Definitions	8
(a) Landlord	8
(b) Landlord’s Address	8
(c) Tenant	8
(d) Tenant’s Address	8
(e) Building Address	9
(f) Suite Number	10
(g) Floor(s) Upon Which Premises Located	10
(h) Premises	11
(i) Site	11
(j) Approximate Rentable Square Feet Within Premises	11
(k) Term	11
(l) Building Standard Work	11
(m) Building Nonstandard Work	12
(n) Aggregate Improvements	12
(o) Estimated Commencement Date	12
(p) Commencement Date	12
(q) Annual Basic Rent	17
(r) Operating Expenses Allowance	17
(s) Tenant’s Percentage Share	18
(t) Security Deposit	18
(u) Permitted Use	18
(v) Broker	18
(w) Landlord’s Construction Representatives	18
(x) Tenant’s Construction Representatives	18
(y) Parking	18
(z) Riders	19

2

3

Section 49. Limitation on Liability	76
Section 50. Riders	76
Section 51. Signs	77
Section 52. Modification for Lender	77
Section 53. Accord and Satisfaction	77
Section 54. Financial Statements	77
Section 55. Tenant as Corporation	77
Section 56. No Partnership of Joint Venture	78
Section 57. Option to Extend	78
Section 58. Option to Expand	78
(A) First Option Space	79
(B) Second Option Space	79
(C) Third Option Space	79
(D) Fourth Option Space	80
(E) Fifth Option Space	80
(F) Terms	81
(G) Documentation	82
(H) Tenant Allowance	82
(I) Delivery	82
(J) Not Personal	83
(K) Not Forfeitable	83
Section 59. First Right to Lease	83
Section 60. Directory Board	85
Section 61. Management	85
Section 62. Storage	85
Section 63. Dispute Resolution	86
Exhibit A—Outline of Floor Plan of Premises (first reference to this Exhibit appears on page 19 of the Lease)
Exhibit B—Site Plan (first reference to this Exhibit appears on page 10 of the Lease)

4

Exhibit C—Work Letter Agreement (first reference to this Exhibit appears on page 19 of the Lease)
Attachment 1—Required Condition of Each Package at Time of Delivery (first reference to Attachment 1 appears on page 13 of the Lease)
Attachment 2—Carnation Company Headquarters Project Description (first reference to Attachment 2 appears on page 8 of the Lease)
Attachment 3—Carnation Plaza Preliminary Project Schedule (first reference to Attachment 3 appears on page 12 of the Lease)
Exhibit D—Sample Form of Notice of Lease Term Dates (first reference to this Exhibit appears on page 15 of the Lease)
Exhibit E—Sample Form of Tenant Estoppel Certificate (first reference to this Exhibit appears on page 69 of the Lease)
Exhibit F—Rules and Regulations (first reference to this Exhibit appears on page 4 of the Lease)
Exhibit G—Definition of Rentable Square Feet (first reference to this Exhibit appears on page 20 of the Lease)
Exhibit H—Cleaning Specifications (first reference to this Exhibit appears on page 50 of the Lease)
Exhibit I—Security Specifications (first reference to this Exhibit appears on page 50 of the Lease)
Exhibit J—Parking Rules and Regulations (first reference to this Exhibit appears on page 74 of the Lease)
Partial Glossary of Terms and Concepts—(Not referred to in Lease—not part of Lease—added as a convenience to the parties.

5

December 21, 1987
[019:Carnation.LC]

CARNATION BUILDING OFFICE LEASE

THIS LEASE is made as of the 22nd day of December, 1987, by and between EIGHT HUNDRED NORTH BRAND BOULEVARD, a California Limited Partnership (“Landlord”), and CARNATION COMPANY, a Delaware Corporation (“Tenant”), who hereby agree to enter into this Lease pursuant to all of the terms and conditions set forth in this Lease.

GENERAL CONDITIONS

The following are general conditions which govern all of the rights and obligations of Landlord and Tenant and supersede, to the extent appropriate, any contrary provision in the Lease.

A.    Consent/Duty To Act Reasonably. Regardless of any reference to the words “sole” or “absolute,” except for matters which could have an adverse effect on the Building’s plumbing, HVAC or electrical systems, or which could adversely affect the exterior appearance of the Building, any time the consent of Landlord or Tenant is required, such consent shall not be unreasonably withheld or delayed. Whenever the Lease grants Landlord or Tenant the right to take action, exercise discretion, establish rules and regulations or make allocations or other determinations, Landlord and Tenant shall act reasonably and in good faith and take no action which might result in the frustration of the reasonable expectations of a sophisticated tenant or landlord concerning the benefits to be enjoyed under the Lease.

B.    Quality of Construction—Standard for Maintenance and Repair. Landlord hereby warrants to Tenant that the Building and the Premises, to the extent constructed by Landlord, or the contractor selected by Landlord, and to the extent designed by Landlord, or the architect selected by Landlord, will not contain asbestos and shall be designed and constructed in a first-class manner and in full compliance with all governmental regulations, ordinances, and laws existing at the time of design and construction, including laws concerning hazardous waste and materials, in order to make the Building and the Premises, to the extent designed and constructed by Landlord, and the contractor and architect selected by Landlord, suitable for occupancy by Tenant and tenants utilizing the space for business offices. Tenant agrees that the portion of the Premises to be constructed or designed by Tenant, and the architect and contractor selected by Tenant, will not contain asbestos and shall be designed and constructed in a first-class manner and in full compliance with all governmental regulations, ordinances and laws existing at the time of construction, including laws concerning hazardous waste and materials, in order to make the Premises suitable for occupancy for business offices. Landlord will be fully responsible for making all alterations and repairs to the Building and the Premises at its cost, which shall not be included as Operating Expenses, resulting from or necessitated by the failure of Landlord and/or Landlord’s contractor and designer to comply with governmental regulations, ordinances and laws in effect at the time of design and construction. Tenant will be fully responsible for making alterations and repairs to the Premises, at its cost, resulting from or necessitated by the failure of Tenant and/or Tenant’s contractor and architect to comply with all governmental regulations, ordinances and laws in effect at the time of design and construction.

In the unlikely event asbestos or other hazardous waste is found in the Premises or Building, Landlord, at its cost, which will not be included as Operating Expenses, shall use its best efforts to remove any and all asbestos and other hazardous waste (provided, however, that for the purpose of creating singular liability to Lincoln Property Company N.C., Inc. (“LPC”), and for the purpose of excluding removal costs from Operating Expenses, hazardous waste shall only consist of items considered to be hazardous waste as of January 1, 1988) from the Premises and the Building (except the existence of asbestos and other hazardous waste which is caused by Tenant, or other tenants, in which case, Tenant shall use its best efforts to remove such asbestos or other hazardous waste caused by it at Tenant’s expense). The conduct of such removal shall be in accordance with all applicable governmental rules, laws, regulations and ordinances. Landlord shall deliver to Tenant a certified (by Landlord) actual copy of the report received by Landlord from the licensed contractor who has managed or will manage the work of asbestos removal (and to the extent one is provided, or required by law, a report from the subcontractor that caused such removal). In the event Tenant is required to perform such removal work, Tenant shall deliver to Landlord a similar report certified by Tenant with respect to such work. Such report shall state that such work has been performed in accordance with all then-existing applicable governmental rules, laws, regulations and ordinances, and such report shall reflect the results of the air tests conducted following the work. LPC, one of the entities affiliated with one of the partners of Landlord, hereby agrees to indemnify and hold harmless Tenant from any and all claims arising from any claim or damages of any kind arising from the past or present existence of, or removal of, asbestos or other hazardous waste in the Building, except to the extent same occurred as a result of the act of Tenant. Otherwise, Landlord shall maintain the Building, as set forth in Section 15(b), and Premises in excellent condition and repair, the cost of which shall be included in Operating Expenses.

C.    Covenants and Agreements. The failure of Landlord or Tenant to insist in any instance on the strict keeping, observance or performance of any covenant or agreement contained in the Lease, or the exercise of any election contained in the Lease shall not be construed as a waiver or relinquishment for the future of such covenant or agreement, but the same shall continue and remain in full force and effect.

D.    Non-Disturbance, Attornment and Subordination Agreement. Landlord agrees that concurrently with the acquisition of the Site, it will allow Tenant to record a short-form memorandum of lease, at Tenant’s sole expense (including payment of any transfer taxes), and, when the first encumbrance is placed on the Site after the Site is acquired by Landlord, Landlord shall, within thirty (30) days of the placing of such encumbrance, provide Tenant with a non-disturbance, attornment and subordination agreement (“non-disturbance agreement”) in a commercially reasonable form from any ground lessors, mortgage holders or lien holders of Landlord then in existence. Landlord also agrees to provide Tenant with non-disturbance agreements in commercially reasonable form from any ground lessors, mortgage holders or lien holders of Landlord who later come into existence prior to the expiration of the Term of the Lease in consideration of, and as a condition precedent to, Tenant’s agreement to be bound by Section 28 of the Lease. Landlord agrees to notify each prospective lender of the terms and conditions of this Lease. Landlord shall provide any approved subtenant subleasing a full floor or more, or approved assignees of Tenant, for subleases or an assignment of the Lease at rental rates equal to or higher than the rates payable by Tenant under this Lease, with recognition agreements from Landlord agreeing to honor the sublease or Lease (in the case of an assignment) as a direct sublease or Lease with Landlord even if Tenant defaults under the Lease; provided, however, that nothing herein or in any such recognition agreement shall relieve Tenant of its obligations under this Lease.

E.    Days. All references herein and in the Lease to “days” involving less than ten (10) days shall mean business days, and all references to “notice” shall mean written notice given in compliance with Section 9 of the Lease.

F.    Rules and Regulations. Landlord agrees that the Rules and Regulations of the Building, attached to and made a part of the Lease as Exhibit “F”, shall not be changed or revised or enforced in any unreasonable way by Landlord nor enforced or changed by Landlord in such a way as to interfere with the purposes permitted under Section 8 of the Lease.

G.    Abatement of Rent When Tenant Is Prevented From Using Premises. In the event that Tenant is prevented from using, and does not use, the Premises or any portion of the Premises for five (5) consecutive business days or ten (10) business days in any twelve (12) month period (“Eligibility Period”) as a result of any damage or destruction to the Premises, or any failure of Landlord to provide services or access to the Premises, then, Tenant s rent shall be abated or reduced, as the case may be, during the period after the Eligibility Period that Tenant continues to be so prevented from using the Premises or portion thereof in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises. However, in the event that Tenant is prevented from conducting its business in any portion of the Premises for a period of time exceeding the Eligibility Period, and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then, during the period following the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the rent for the entire Premises shall be abated; provided, however, if Tenant reoccupies and conducts its business from any portion of the Premises during such period, the rent allocable to such reoccupied portion, based upon the portion which the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date such business operations commence.

H.    Signage. Subject to the provisions of Section 57 below concerning minimum occupancy during the renewal term, Tenant is hereby granted exclusive sign rights on the Building and throughout the Project and may install (or not install) any signs on the Building or in the Project (including the ground floor Building lobby), at Tenant’s sole expense, that Tenant desires, provided such signs identify Tenant (or with respect to signs not visible from outside the Project, identify Tenant or its products or both) or an assignee or subtenant of Tenant occupying a full floor of the Building. Signs on the outside of the Building may, unless of the directional or information type not identifying another tenant, only identify the Tenant or an assignee or sublessee of Tenant, but may not, in the event of more than one sublease, identify more than one sublessee. Landlord shall not allow any other signs on the Building or Project, except as provided herein. The Building and Project shall be known as the “Carnation Building” or such other name as may be selected by Tenant from time to time. Tenant shall be entitled to sole and exclusive, prominent and appropriate signage, including the Tenant’s logo or other similar name, prominently displayed in the lobby portion of the Building over the directory board, on monuments or pylon signs in or around the Building, and on the parapet wall on the top of the Building on each side. Tenant shall be permitted to install appropriate signage or logo on the walls of the elevator lobbies and on the entrance doors to all floors under lease by Tenant. The exact number, location, size, materials, coloring, lettering and lighting shall be in compliance with all governmental regulations, ordinances and laws and shall be consistent and compatible with the Building’s design, signage and graphics program, or shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld or delayed, if no such program has been adopted. Landlord shall not allow any sign to be placed on the Building or in the Building (except as provided below) or on the Project identifying any person, company or entity other than Tenant. Any such signage will be installed, maintained and removed at Tenant’s expense (Tenant, to pay for the installation of any and all of its signage, may use a portion of the cash allowance provided by Landlord for Leasehold Improvements). Tenant shall be responsible for the removal of its signs and the cost of repairing any damage to the Building caused by such removal. No other signs or identity shall be permitted over the main entrances or on the wall behind the security console or on the directory boards. Tenant shall have the right to approve the design and decoration of all elevator lobbies and the main lobby, which approval shall be subject only to Tenant’s good faith discretion (except that Tenant may not unreasonably withhold consent to the design and decoration of other tenants’ elevator lobbies). Notwithstanding anything set forth herein to the contrary, Landlord shall have the right without Tenant’s consent to (i) maintain directory boards in the lobby and garage of the Building, (ii) allow tenants occupying at least full-floor space of the Building to have their names on their floor and in the elevator lobby on which their premises are located, (iii) have directional signs and informational signs throughout the Project which do not identify any other tenant or entity or person (provided, however, (A) Landlord may install a small unobtrusive sign in the building lobby not exceeding one (1) square foot to identify the lender and the developer, and (B) during construction of the Project, Landlord may place identity signs throughout the Project identifying the developer, lender, contractor and architect, which signs shall always include the designation “Carnation Building”), and (iv) allow tenants of the Building to have their names on entry doors to their premises.

I.    Restriction on Leasing. Only as long as Tenant is entitled to its exclusive sign rights on the Building, Landlord agrees that it will not lease any space to any other tenant for retail use and/or lease space in the Building, or consent to a sublease or an assignment, to any other person or entity which is in direct competition with Tenant, or to any other person or entity that conducts a business or connotes an image that adversely affects or conflicts with the public and corporate image of Tenant as a “wholesome, family-oriented corporation.” A “wholesome, family-oriented corporation” is one that promotes a happy, healthy and moral family life, providing a nutritious well-rounded, normal and balanced lifestyle. Provided, however, nothing herein shall preclude Landlord from leasing space, by way of illustration only, to law firms, accounting firms, financial institutions, executive search firms, brokerage houses, advertising agencies, consulting firms, insurance companies, title companies, health maintenance organizations, employment agencies, trust companies, non-pornographic publishing companies, architects, engineers and real estate companies, or to any other individual or entity to which Tenant has leased, assigned or subleased space in the Building. Landlord shall give Tenant three (3) days’ notice of each proposed lease for space in the Building along with a copy of such lease. Tenant shall have the right to approve or disapprove within three (3) days of receipt of such notice all leases which Landlord desires to enter into, but Tenant may not withhold its approval unless the proposed tenant is not qualified pursuant to the foregoing criteria or unless such proposed tenant would not meet the tests normally imposed by institutional lenders prior to providing non-disturbance agreements. For the purposes of the preceding sentence only, the term Tenant shall be limited to the Carnation Company, an assignee which assumes the entire Lease, or a subtenant who subleases all of the Premises.

J.    Special Locks. Notwithstanding anything to the contrary set forth in the Lease, Tenant may designate the types of locks and keys to be utilized for its Premises. Except for areas which Tenant reasonably designates as security areas, Landlord shall be permitted to make copies of all keys at Tenant’s expense. Landlord shall have access to a master key to all areas, including security areas, for emergency purposes, subject to reasonable rules imposed by Tenant.

K.    Building Antennae. Tenant shall have the right, at any time during the term of this Lease, at its sole cost and expense, to use portions, as Tenant reasonably deems necessary, of the roof of the Building for telecommunications equipment such as antenna and microwave transmissions and receiving equipment (collectively, “antennae”). Tenant shall pay for all costs associated with the antennae, including, without limitation, the costs of installation, maintenance, engineering, operation, removal and structural changes with respect to the antennae, and the changes, structural or otherwise, to the portion of the roof of the Building attributable to its use. Such use shall be subject to receipt of all required governmental approvals and Landlord’s reasonable approval with respect to aesthetic compatibility with the Building design. Such use shall not interfere with the Building systems and any helipad. Tenant’s rights hereunder shall be superior and prior to the rights of any other tenant or third party, but Tenant’s rights hereunder shall not be exclusive. Landlord, without Tenant’s consent, except Tenant’s reasonable consent with respect to aesthetic compatibility with the Building design, may permit other tenants to have antennae on the portions of the roof not currently needed by Tenant, or not reasonably designated by Tenant for future use, provided that such antennae do not interfere with the receiving or transmitting of data by Tenant’s antennae. If Tenant desires antennae at the time of the Project Commencement Date, Tenant shall be required to coordinate its design of the antennae and roof HVAC unit concurrently with Landlord’s preparation of the Final Plans for the Building shell and core, and the installation shall occur during Landlord’s construction of the roof so that delays, structural changes and increased costs will be avoided. If Tenant fails to so proceed, and if Landlord is actually delayed in obtaining a Temporary Certificate of Occupancy for the Building because of such failure, then such failure shall constitute a Tenant Delay. Otherwise, subject to all the provisions of this paragraph and the other conditions regarding area, costs, and construction, Tenant may cause antennae to be installed at any time during the duration of this Lease.

L.    Landlord’s Obligations to Construct Project. Landlord agrees that it will construct the Project in accordance with Attachment 2 to the Work Letter Agreement, and Landlord and Tenant agree that Tenant shall have the rights set forth in Section 4 of the Lease.

Section 1.    Terms and Definitions. For the purposes of this Lease, the following terms shall have the following definitions and meanings:

(a)	Landlord: Eight Hundred North Brand Boulevard, a California Limited Partnership

(b)	Landlord’s Address:

Eight Hundred North Brand Boulevard
c/o Lincoln Property Company N.C., Inc.
444 South Flower Street, Suite 4270
Los Angeles, California 90071
Attn: Mr. John Miller

Copy To:

Eight Hundred North Brand Boulevard
c/o Lincoln Property Company N.C., Inc.
101 Lincoln Centre Drive
Foster City, California 94404
Attn: Mr. Ed O’Brien

Copy To:

Eight Hundred North Brand Boulevard
800 North Brand Boulevard
Glendale, California 91203
Attn: Building Manager

(c)	Tenant: Carnation Company, a Delaware Corporation

(d)	Tenant’s Address:

Prior to the Commencement Date, copies of all notices and correspondence to Tenant shall be sent to the addresses set forth below or to such other substituted addresses as Tenant may from time to time designate by notice to Landlord:

Carnation Company
5045 Wilshire Boulevard
Los Angeles, California 90036
Attention: Legal Department

copy to:

Lillick McHose & Charles
725 South Figueroa Street, Suite 1100
Los Angeles, California 90017-2513
Attention: Michael E. Meyer, Esq.

Following the Commencement Date, copies of all notices and correspondence of Tenant shall be sent to the addresses set forth below or to such other substituted addresses as Tenant may from time to time designate by notice to Landlord:

Carnation Company
Carnation Building
800 North Brand Boulevard
Glendale, California 91203
Attention: Legal Department

copy to:

Lillick McHose & Charles
725 South Figueroa Street, Suite 1100
Los Angeles, California 90017-2513
Attention: Michael E. Meyer, Esq.

            (e)    Building Address: Carnation Building, 800 North Brand Boulevard, Glendale, California 91203—a proposed twenty (20) to twenty-five (25) story office tower and parking garage (“Building”) containing approximately 500,000 rentable square feet, to be located in the City of Glendale on approximately 180,000 square feet, bounded by Brand Boulevard on the west, Monterey Road on the south, Louise Street on the east and the Verdugo Wash on the north, as more particularly defined in the Project Description attached to the Work Letter

Agreement as Attachment 2 and incorporated herein by this reference and the Site Plan attached to this Lease as Exhibit “B” and incorporated herein by this reference.

            (f)    Suite Number: Not applicable.

            (g)    Floor(s) upon which the Premises are located: The initial Premises shall consist of approximately 250,000 rentable square feet located as follows:

(i) All rentable square feet in the basement area of Building (“Basement”) to be constructed by Landlord (the exact amount of Basement space to be leased by Tenant shall be determined as set forth hereinbelow);

(ii) All of the rentable square feet of the plaza level of the Building (“Plaza Level”) (the exact amount of rentable square feet of the Plaza Level to be constructed by Landlord shall be determined as set forth hereinbelow; with respect to the Plaza Level of the Building, for the purpose of the computation of rentable square feet in the Plaza Level only, Rentable Square Feet shall be equal to the Usable Square Feet in the Plaza Level leased by Tenant); and

(iii) All of the rentable square feet of contiguous, full floors of the Building (“Upper Office Floors”) starting at the top of the Building and continuing down until the combined square footage of the initial Premises equals approximately 250,000 rentable square feet, inclusive of the Basement, Plaza Level, and Upper Office Floors. Landlord and Tenant estimate that there will be eight (8) full Upper Office Floors in the initial Premises.

The Premises shall also include any space added pursuant to Tenant’s exercise of its Hold Space Option (Section 2(a)), Expansion Options (Section 58) and First Right to Lease Option (Section 59).

The approximate amount of rentable square feet of the Basement, the approximate amount of rentable square feet of the Plaza Level, and the total number of full floors of Upper Office Floors to be leased by Tenant shall be agreed upon by the parties, in writing, during Landlord’s schematics phase and prior to Landlord’s design development phase of the “Final Plans” (as defined in Section 1.2 of the Work Letter Agreement); provided, however, that the combined square footage of the initial Premises shall equal approximately 250,000 rentable square feet; provided, further, however, that Tenant may, at such time, round the 250,000 square footage figure up or down by up to 12,500 rentable square feet so that Tenant includes in its initial Premises only full Upper Office Floors in the Building, all of the rentable square footage of the Plaza Level and all of the rentable square feet in the Basement. For the purpose of computing the rentable square feet in the Basement, the BOMA standard measurement should apply.

            (h)    Premises: Those certain premises defined in Section 1(g) above and Section 2(a) below.

            (i)    Site: The parcel of real property defined in Section 2(a) below.

            (j)    Approximate Rentable Square Feet within Premises: 250,000.

            (k)    Term: “Term” shall mean twenty (20) Lease Years and Zero (0) months, as may be extended pursuant to the Options to Extend set forth in Section 57 of this Lease. The Term is projected to commence on October 1, 1990. The Term of the Lease and Tenant’s obligation to pay Annual Basic Rent shall commence on the Commencement Date, as defined below, and shall terminate twenty (20) Lease Years after the Commencement Date, subject to the Options to Extend. Notwithstanding the foregoing, if Tenant accepts and occupies all or any portion of its Premises for the purpose of conducting its business operations therefrom prior to the Commencement Date, as defined below, then such space so occupied shall be deemed “substantially completed”, as defined below, and Tenant’s obligations to pay Annual Basic Rent and perform its other obligations under the Lease with respect to such space only shall commence on the date of occupancy of such space with the Commencement Date for the Lease to be determined in accordance with Section 1(p).

            (l)    Building Standard Work: All initial tenant improvements in the Premises not to exceed an average of $27.50 per rentable square foot. “Building Standard Work” is sometimes referred to as “Building Standard Improvements”.

            (m)    Building Nonstandard Work: All initial tenant improvements in the Premises in excess of an average of $27.50 per rentable square foot. “Building Nonstandard Work” is sometimes referred to as “Building Nonstandard Improvements”.

            (n)    Aggregate Improvements: The aggregate of the Building Standard Work and the Building Nonstandard Work. “Aggregate Improvements” is sometimes referred to as “Leasehold Improvements” and/or “Tenant Building Work”.

            (o)    Estimated Commencement Date: October 1, 1990.

            (p)    Commencement Date: The Commencement Date is anticipated to be October 1, 1990. However, the actual Commencement Date shall be determined as set forth below.

            Landlord and Tenant agree to cooperate to cause the Final Plans for the Building to be prepared as soon as reasonably possible and in accordance with Attachment 2 to the Work Letter Agreement. Landlord agrees to cause the Building core and shell (the “Base Building”) and the other improvements to be constructed by Landlord on the Site as described on Attachment 2 (collectively, the “Project”) to be completed in accordance with Attachment 2 and the schedule (as may be adjusted from time to time by the mutual agreement of the parties) set forth on Attachment 3 to the Work Letter Agreement executed concurrently with this Lease.

            Landlord shall deliver to Tenant the Premises in four Packages. The Packages are as follows:

Package 1 shall consist of (i) all of the rentable square feet in the Basement (the exact amount to be determined pursuant to Section 1(g) above) and (ii) all of the rentable square feet of the Plaza Level.

Package 2 shall consist of the lowest three (3) full floors of the Upper Office Floors plus any full Floor added pursuant to the Hold Space Option exercised by Tenant pursuant to Section 2(a) below.

Package 3 shall consist of the next highest three (3) floors of the Upper Office Floors, plus or minus one (1) full floor to account for any adjustment as set forth in Section 1(g) above.

Package 4 shall consist of the remaining floors of the Upper Office Floors, inclusive of the top floors.

Package 1 shall not be deemed to be delivered until Package 1 is in the condition described on Attachment 1 to the Work Letter Agreement.

Package 2 shall not be deemed to be delivered until the later of (a) 50 days after Package 1 was deemed to be delivered, or (b) Package 2 is in the condition described on Attachment 1 to the Work Letter Agreement.

Package 3 shall not be deemed to be delivered until the later of (a) 100 days after Package 1 was deemed delivered, or (b) 50 days after Package 2 was deemed delivered, or (c) Package 3 is in the condition described on Attachment 1 to the Work Letter Agreement.

Package 4 shall not be deemed to be delivered until the later of (a) 150 days after Package 1 was deemed delivered, or (b) 100 days after Package 2 was deemed delivered, or (c) 50 days after Package 3 was deemed delivered, or (d) Package 4 is in the condition described in Attachment 1 to the Work Letter Agreement.

The Commencement Date for the Term and Tenant’s obligation to pay rent under the Lease for the Premises shall commence on the earlier of the date which is:

(i) The date Tenant commences business operation from all of the Premises. (If Tenant commences business operation from part of the Premises prior to the Commencement Date, Tenant shall pay rent for each rentable square foot from which Tenant is conducting business prior to the Commencement Date at the rate of six and eighty-five hundredths cents ($0.0685) per rentable square foot per day for the ground floor and office floors and at the rate of five and forty-eight hundredths cents ($0.0548) per rentable square foot per day for that portion of the Premises located in the basement).

(ii) The later of (a) the date which is 150 days after Package 4 is deemed delivered, which date will be extended for each day Tenant is actually delayed in obtaining a Temporary Certificate of Occupancy (“TCO”) or the equivalent of a TCO for all of the Premises because of a Landlord Delay or a Force Majeure Delay, as defined below, or will be accelerated for each day Landlord is delayed in obtaining the TCO or delivering Package 4 because of a Tenant Delay, as defined below, or (b) the earlier of the date the Project is Substantially Completed and in the condition described in Attachment 2 to the Work Letter Agreement and Landlord has obtained a TCO, or its equivalent (“equivalent” shall hereinafter mean a document which will allow the Tenant to have occupancy of, and conduct its business operations from, the Building), for the Project, or the date the Project would have been Substantially Completed and in the condition described in Attachment 2 to the Work Letter Agreement, and by which date Landlord would have obtained a TCO, or its equivalent, for the Project except for Tenant’s construction of its Leasehold Improvements or for Tenant Delays.

Tenant will have uninterrupted (not including minor interruptions of less than one (1) hour) reasonable access to each package of the Premises deemed delivered and to the Building, lobby and construction parking facilities (if and to the extent they exist), to construct its “Aggregate Improvements”. The final 150-day period (“Final Period”) following the date Package 4 is deemed delivered will be extended one day for each day Tenant is actually delayed in constructing or designing its Leasehold Improvements due to “Landlord Delays” and “Force Majeure Delays”, as defined below. “Landlord Delays”, for the purposes of the Lease, shall mean any actual delay in completion of the Aggregate Improvements caused in whole or in substantial part by any act or omission of Landlord in performing its obligations under the Lease. Landlord Delays shall include: (i) delays in the giving of authorizations or approvals or disapprovals by Landlord; (ii) delays caused by Landlord’s giving Tenant incorrect or incomplete Final Plans or by Landlord making changes to the Final Plans (other than changes requested by Tenant) which affect construction of the Aggregate Improvements in the Premises; (iii) delays due to the acts or failures to act, whether willful, negligent or otherwise, of Landlord, its agents or contractors, only if such acts or failures to act relate to the construction of the Aggregate Improvements; (iv) delays due to the interference of Landlord, its agents or contractors with the construction of the Aggregate Improvements, or the failure or refusal to permit Tenant, its agents and contractors reasonable access to and reasonable use of the Building or any Building facilities or services (including reasonable access to loading areas and hoists) in accordance with Landlord’s construction schedule, and which access and use are reasonably required for the performance of the construction of the Aggregate Improvements; or (v) delays due to failure of the Landlord to provide Tenant with a factually correct five (5) business day notice for each Package as required by Attachment 1 to the Work Letter. Such notice will be deemed correct unless and until Tenant sends Landlord a notice objecting to the condition of the Package, whereupon a Landlord Delay will be deemed to exist (if in fact the Package was not in the required condition) from the date Landlord received such notice until the date Landlord placed the Package into the required condition and delivers a factually correct two (2) business day notice that the condition complained of was remedied. Unless and until Tenant sends such notice, each Package shall be deemed to be in the condition required by Attachment 1 to the Work Letter.

“Force Majeure Delays” as used in the Lease, shall mean and refer to a period of delay or delays encountered by Landlord affecting the work of construction undertaken by Landlord, including the Project and the work described on Attachment 1, or a period of delay or delays encountered by Tenant affecting the work of construction of the Aggregate Improvements, because of delays due to: fire, earthquake, abnormal rains or other acts of God, acts of public enemy, rioting, insurrection, strikes or boycotts, shortages of labor or materials for which no reasonable substitute exists, excess time in obtaining EIR’s and/or governmental permits or approvals beyond the normal time therefor, or any other cause beyond the reasonable control of Landlord and/or Tenant, as the case may be. The parties hereto agree to execute and acknowledge an Amendment No. 1 to this Lease, in the form of Exhibit “D” attached to this Lease, setting forth the date of commencement of this Lease and the termination date, but this Lease shall not be affected should either party fail or refuse to execute such Amendment. No Tenant Delay (as defined below) or Landlord Delay shall be deemed to occur unless the party claiming the delay has provided notice, in compliance with the Lease, to the other party specifying that a Landlord Delay or

Tenant Delay, as applicable, will be deemed to have occurred because of a specified action or inaction on the part of the party receiving the notice. If such action or inaction is not cured by the party receiving such notice within one (1) business day of receipt of such notice. (“Count Day”), and if such action actually caused a delay, then the delay as set forth in such notice shall be deemed to have occurred commencing as of the Count Day and continuing for the number of days the action or inaction claimed by the party in such notice actually and directly causes a delay.

“Tenant Delays” as used herein shall mean any actual delay in completion of the work required to be performed by Landlord hereunder, including, but not limited to, substantially completing the Project, delivering Package(s) in the condition described on Attachment 1 to the Work Letter Agreement, and obtaining a TCO or its equivalent for the Project, caused in whole or in substantial part by any act or omission of Tenant in performing its obligations under the Lease. Tenant Delays shall include (a) the failure by Tenant to timely provide written approval (where such approval is required and has not yet been given by Tenant) of the design of the Project within thirty (30) days after Landlord’s delivery to Tenant of a written request for such approval; (b) the failure by Tenant to pay to Landlord, within thirty (30) days after invoice, for any costs for work required to be paid by Tenant, including work described in any change order to the Final Plans, which work is agreed to by Landlord and Tenant and is to be paid for by Tenant and not by Landlord; (c) the selection by Tenant of so-called “long lead time items” for inclusion in the Base Building, whether as to materials or installations, that extend beyond the construction period for the Base Building work, except for any such items which are specified in the Final Plans (however, such long lead item selection or specification shall constitute Force Majeure Delays); (d) the modification by Tenant of the Final Plans after final approval thereof; (e) delays due to the interference of Tenant, its employees, agents or contractors with the construction of the Project and Packages; or (f) delays due to the acts or failures to act, whether wilfull, negligent or otherwise, of Tenant, its agents or contractors, if such acts or failures to act relate to the construction of the Project or Packages. The parties recognize that Tenant’s selection of a contractor, other than the Landlord’s contractor, to construct its Aggregate Improvements and the construction of the Aggregate Improvements by Tenant simultaneously with the construction of the Building will extend the time of construction of the Building, but the parties agree that such conduct, in and of itself, shall not constitute a Tenant Delay.

“Substantially Completed” with respect to the Project shall be deemed to have occurred when the Project has been substantially completed in accordance with Attachment 2 to the work Letter Agreement. In addition to the provisions set forth above and in Attachment 2 to the Work Letter Agreement, the Commencement Date shall not occur until Landlord shall have Substantially Completed the Project and provided clean, continuous and unobstructed access to (i) the Building and Parking and/or garage facilities sufficient to accommodate the Tenant’s parking requirements (employees and visitors), (ii) all entrances to the Building, including lobby and service areas, (iii) all vertical transportation systems, and (iv) all systems and services to be furnished by Landlord necessary for Tenant’s use of the Building and Parking and/or garage facilities, pursuant to the terms and conditions of the Lease and Work Letter Agreement; provided, however, that if Landlord is delayed in Substantially Completing the Project and providing such access as a result of Tenant Delays, then the Project will be deemed Substantially Completed as of the date the Project would have been substantially completed and such access would have been provided but for such Tenant Delays.

            (q)    Annual Basic Rent:

Years 1 through 10—$25/rentable square foot/year; $2.0833/rentable square foot/month

Years 11 through 15—$30/rentable square foot/year; $2.50/rentable square foot/month

Years 16 through 20—$35/rentable square foot/year; $2.9167/rentable square foot/month.

    With respect to the portion of the Premises located in the Basement, the above-stated rates shall be reduced by twenty percent (20%).

            (r)    Operating Expenses Allowance: The Operating Expense Allowance shall be determined by a Base Year, which shall be the first full twelve (12) months following the Commencement Date. Operating Expenses per square foot for the Base Year shall be grossed up in accordance with generally accepted accounting practices to reflect what Operating Expenses would have been had the Building been fully leased and occupied for the entire Base Year and fully assessed for tax purposes as a leased and occupied Building during the Base Year and crossed up to reflect all costs for service contracts entered into in connection with, and for the protection of, the Building. Real Property taxes are to be projected during the Base Year as if fully assessed utilizing the methodology of the Los Angeles County Tax Collector. After the Base Year, Operating Expenses shall be payable in an estimated amount reasonably set by the Landlord and shall be adjusted at the end of each twelve (12) month calendar period using the Base Year as determined in accordance with this section. Any overpayment or underpayment shall be reconciled at such time, or after the audit provided for in Section 6 of the Lease. The total grossed-up Operating Expenses for the Base year shall be divided by the rentable square feet in the Building, and the amount so determined shall be the Operating Expense Allowance per rentable square foot.

            (s)    Tenant’s Percentage Share: The percentage shall be determined by dividing the rentable square feet in the Premises from time to time by the rentable square feet in the Building.

            (t)    Security Deposit: None.

            (u)    Permitted Use: General business office use and other legally permitted non-retail uses compatible with a first-class headquarters office building. Provided, however, notwithstanding the foregoing, Tenant may utilize the Plaza Level portion of the Premises for retail sales, as provided by Section 8.

            (v)    Broker: Cushman Realty Corporation.

            (w)    Landlord’s Construction Representatives: Nick Sica, Telephone: (415) 986-3742, and Cameron Farrer, Telephone: (213) 688-7438.

            (x)    Tenant’s Construction Representatives: Gilbert Jordan, Telephone: (213) 683-1190, Roger Anderson, Telephone: (213) 473-5358, and Richard R. Cheney, Telephone: (213) 930-5797.

            (y)    Parking: (See Section 41)—Tenant is to receive three and one-half (3.5) parking privileges per 1,000 rentable square feet leased up to 250,000 rentable square feet and three (3) parking privileges per 1,000 rentable square feet for all space leased in excess of 250,000 rentable square feet.

            (z)    Riders: No Riders are attached to this Lease.

            (aa)    Lease Year: A period of twelve (12) consecutive months, the first such period commencing on the Commencement Date and consecutive periods beginning on each consecutive anniversary thereof.

            (bb)    Exhibits: A through J, inclusive, which Exhibits are attached to this Lease and are incorporated herein by this reference.

Section 2.    Premises and Common Areas Leased.

            (a)    Landlord hereby leases to Tenant and Tenant hereby leases from Landlord, the Premises described in Section 1(g). After the actual size and location of the Premises are determined by the parties pursuant to Section 1(g) and this Section 2(a) with respect to the Hold Space, and after the Commencement Date has occurred, an Exhibit “A”, setting forth the Premises, shall be added pursuant to Amendment No. 1. The Premises are located in the Building at the address designated in Section l(e) above, located on the parcel of real property (the “Site”) outlined on the Site Plan attached as Exhibit “B” and incorporated herein by this reference, and improved or to be improved with the Aggregate Improvements described in the Work Letter Agreement, a copy of which is attached as Exhibit “C” and incorporated herein by this reference, said Premises being agreed, for the purposes of this Lease, to have approximately the number of rentable square feet as designated in Section 1(j) subject to adjustment pursuant to the provisions of Section 1(g) and this Section 2(a), and being situated on the floor(s) described in Section 1(g) above, including the space described as Packages 1, 2, 3 and 4 in Section 1(p).

The parties hereto agree that said letting and hiring is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance. Landlord covenants, as a material part of the consideration for this Lease, to keep and perform each and all of said terms, covenants and conditions for which Landlord is liable and that this Lease is made upon the condition of such performance.

Landlord represents that all rentable areas of each floor and of the entire Building will be calculated in accordance with the provisions of ANSI Z65.1-1980 (Building Owners and Managers Association) (the “BOMA Standard”), more particularly set forth in Exhibit “G” attached hereto and incorporated herein by this reference. The initial rentable area shall be determined by Landlord’s measurements from the Final Plans for the Base Building at the time the Final Plans are approved by the parties and shall be subject to a one-time adjustment as set forth hereinbelow in accordance with Tenant’s field check to be performed within ninety (90) days (“Measurement Period”) after Landlord delivers Package 4 to Tenant pursuant to Section 1(g) above. If Tenant’s field check within the Measurement Period results in a different measurement of the rentable square footage of the Building and Premises, and if Tenant and Landlord shall not agree as to the exact measurements after good faith deliberations, then such measurements shall be submitted to arbitration using the procedure set forth in Section 5 with the necessary modifications to reflect an arbitration as to the square footage. Landlord and Tenant agree to cooperate in good faith to cause the loss factor in the Building not to exceed ten percent (10%). In the event that the subsequent remeasurement of the Building or the Premises resulting from Tenant’s field check within the Measurement Period, as finally agreed upon by Landlord and Tenant or as determined after arbitration, indicates that the square footage measurement prepared by Landlord produces a square footage number in excess of the square footage number which would have resulted had the BOMA Standard been properly utilized, any payments due to Landlord from Tenant based upon the amount of square feet contained in the Premises or Building shall be proportionately and prospectively reduced or increased, to reflect the actual number of square feet, as properly remeasured under the BOMA Standard. If such remeasurement produces a square footage number greater or less than the square footage number which would have resulted had the BOMA Standard been properly utilized, any payments due from Tenant to Landlord based upon the amount of square feet contained in the Premises or Building shall be proportionately, retroactively and prospectively increased or decreased to reflect the actual number of square feet, as properly remeasured under the BOMA Standard.

Tenant shall have the option (“Hold Space Option”) by notice to Landlord given prior to October 1, 1989 to add one or two full floors contiguous to the portion of the Premises located on the upper floors of the Building (“Hold Space”) on the same terms and conditions, including, Annual Basic Rent, as set forth herein, subject only to such Hold Space being added to Package 2.

            (b)    Tenant shall have the nonexclusive right to use in common with other tenants in the Building and subject to the Rules and Regulations referred to in Section 31 below, the following areas (“Common Areas”) appurtenant to the Premises:

(i)    The common entrances, lobbies, restrooms, elevators, stairways and accessways, loading docks, ramps, drives and platforms, and any passageways and serviceways thereto, and the common pipes, conduits, wires and appurtenant equipment serving the Premises;

(ii)    Parking areas (subject to the provisions of Section 41 hereinbelow), loading and unloading areas, trash areas, roadways, sidewalks, walkways, parkways, driveways and landscaped areas appurtenant to the Building.

            (c)    Landlord reserves the right from time to time without unreasonable interference with Tenant’s use, with prior written notice from Landlord to Tenant and upon receipt of consent from Tenant, which consent shall not be unreasonably withheld or delayed:

(i)    To install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires, and appurtenant meters and equipment included in the Premises which are located in the Premises or located elsewhere outside the Premises, and to expand the Building;

(ii)    To make changes to the Common Areas, including, without limitation, changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways and, subject to Section 41, parking spaces and parking areas, so long as such change to the Common Area does not adversely affect or adversely limit the amount of usable square footage in the Premises or adversely affect Tenant’s use of the Premises;

(iii)    To close temporarily any of the Common Areas for maintenance purposes so long as reasonable access to the Premises remains available;

(iv)    To use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building, or any portion thereof;

(v)    To do and perform such other acts and make such other changes in, to or with respect to the Site, Common Areas and Building as Landlord may, in the exercise of sound business judgment, deem to be appropriate.

            Provided, however, no notice need be sent or consent be obtained where an emergency exists which could create a danger to the safety of people and/or property, or if the action by the Landlord is of a diminimus nature.

Section 3.    Term. The term of this Lease shall be for the period designated in Section 1(k) commencing on the Commencement Date, and ending on the expiration of such period, unless the term hereby demised shall be sooner terminated as hereinafter provided or extended by exercise of the renewal option. The Commencement Date and the date upon which the term of this Lease shall end shall be determined in accordance with the provisions of Section 1(p).

Section 4.    Possession. Landlord agrees to use commercially reasonable efforts to commence construction of the Building on or before September 1, 1988. If on or before March 31, 1989, any of the requirements of Section 10. 2(e) of the Limited Partnership Agreement of Eight Hundred North Brand Boulevard, a California Limited Partnership, dated as of December 22, 1987, shall not have been satisfied, then either party may terminate this Lease by written notice to the other party at any time after such date, provided such party also terminates said Partnership Agreement, with neither party thereafter having liability to the other except as provided in said Partnership Agreement or in the following sentence. If Landlord has not commenced construction of the Building by March 31, 1989, Tenant may terminate this Lease, upon ten (10) days’ written notice to Landlord, with neither party having any liability to the other, except that if such failure to commence construction resulted solely from the failure of Landlord to utilize commercially reasonable best efforts, Tenant shall have the right to recover from Landlord damages as provided by law exclusive of, and excluding, consequential damages. In the event Landlord has not delivered possession of Packages 1 through 4 to Tenant in the condition described in Attachment 1 to the Work Letter Agreement by that date (the “Liquidated Damages Date”) which is the later of (a) July 1, 1991, or (b) twenty-seven (27) months after Landlord has commenced construction of the Project, then Tenant shall be entitled to receive Two Hundred Thousand Dollars ($200,000) for each month after the Liquidated Damages Date that possession of Packages 1 through 4 are not delivered to Tenant in such condition, with the parties agreeing that such sum shall constitute the full, agreed liquidated damages for such late delivery. For the purposes of this Section 4 only, any damages required to be paid shall be paid by LPC. All dates set forth in this Section 4 shall be extended for Force Majeure Delays and Tenant Delays, except that the March 31, 1989, date for purposes of commencing construction, shall only be extended for Tenant Delays (for the purposes of this Section 4 only, the term “Tenant Delays” shall also include delays caused by Carnation Company as a limited partner of the Eight Hundred North Brand Boulevard limited partnership). The damages of Two Hundred Thousand Dollars ($200,000) per month constitute liquidated damages which the Landlord and Tenant agree to accept as fair, reasonable and stipulated damages and as the damages presumed to be sustained from the failure to complete on a timely basis. The parties understand and agree that because of the nature of the situation, it would be impractical or extremely difficult to fix the actual damages. Based on their own evaluation, and based on the advice of their respective lawyers, the parties acknowledge that damages of Two Hundred Thousand Dollars ($200,000) per month is a reasonable estimate of the actual damages that would likely be suffered by Tenant.

Section 5.    Annual Basic Rent.

                        (a)    Payment of Rent. Tenant agrees to pay Landlord as Annual Basic Rent for the Premises the Annual Basic Rent designated in Section l(q) (subject to adjustment as hereinafter provided) in twelve (12) equal monthly installments, (“Monthly Basic Rent”) each in advance on the first day of each and every calendar month during said term. In the event the term of this Lease commences or ends on a day other than the first day of a calendar month, then the rental for such periods shall be prorated in the proportion that the number of days this Lease is in effect during such periods bears to thirty (30), and such rental shall be paid at the commencement of such periods. In addition to said Annual Basic Rent, Tenant agrees to pay the amount of the rental adjustments as and when hereinafter provided in this Lease. Said Annual

Basic Rent, additional rent, and rental adjustments shall be paid to Landlord, without any prior demand therefor and without any deduction or offset whatsoever, except as otherwise specifically provided in this Lease, in lawful money of the United States of America, which shall be legal tender at the time of payment, at the address of Landlord designated in Section 1(b) or to such other person or at such other place as Landlord may from time to time designate in writing. Further, all charges to be paid by Tenant hereunder, including, without limitation, payments for real property taxes, insurance, repairs, and parking shall be considered additional rent for the purposes of this Lease, and the word “rent” in this Lease shall include such additional rent unless the context specifically states or clearly implies that only the Annual Basic Rent is referenced.

                        (b)    Rent Increases and Determinations. The Annual Basic Rent shall be adjusted on the tenth and fifteenth anniversaries of the Commencement Date to the amounts set forth in Section 1(q) and on the date which is the first date of each renewal term, if any of the Options to Extend set forth in Section 57 are exercised. Annual Basic Rent for any Expansion Space, if any of the Options to Expand set forth in Section 58 are exercised, shall be determined as set forth in this Section 5. The Annual Basic Rent for Option Space and during the renewal terms shall be the Fair Market Rental Rate for the portion (or if appropriate, all) of the Premises which is subject to the expansion or renewal options. The term “Fair Market Rental Rate” for the purposes of this Lease, shall mean the annual amount per rentable square foot that Landlord has accepted in current transactions in the Building, or, if there are not a sufficient number of current comparable transactions in the Building, then what a willing, comparable, new non-renewal, non-equity tenant would pay, and a willing, comparable landlord of a comparable office building in the vicinity of the Building would accept, at arm’s length, giving appropriate consideration to the annual rental rate per rentable square foot, escalation (including type, base year and stop) and abatement provisions reflecting free rent and/or no rent during the period of construction, length of the lease term, size and location of premises being leased, building standard work letter and/or tenant improvement allowances, if any, the age, quality and layout of the improvements and the extent to which they can be utilized by Carnation Company or its successor occupant (but, with respect to the renewals, ignoring the fact that Carnation Company or its successor occupant is the renewal Tenant and can use the space “as is”, but taking into account the value of the age, quality and layout of the space to a prospective different tenant who would use the space), and other generally applicable conditions of tenancy for any single floor for the space in question so that this Tenant will obtain the same rent and other benefits that Landlord would otherwise give to any comparable prospective tenant. If, for example, after applying the criteria set forth above, comparable leases provide a new tenant with comparable space at Forty Dollars ($40) per rentable square foot, with a Ten Dollar ($10) base amount (stop), one (1) month at no rent to construct improvements, four (4) months’ free rent, Fifty Dollars ($50) per usable square foot tenant improvement allowance, a lease takeover obligation worth $10, 000 and certain other generally applicable economic terms, the Fair Market Rental Rate for Tenant shall not be Forty Dollars ($40) per rentable square foot only, but shall be the equivalent of Forty Dollars ($40) per rentable square foot, a Ten Dollar ($10) base amount (stop), one (1) month at no rent to construct improvements, or in 1ieu of constructing improvements, one (1) month of additional free rent, four (4) months’ free rent, Fifty Dollars ($50) per usable square foot tenant improvement allowance or rent credit in lieu of such allowance, to the extent construction is not undertaken, $10,000 cash payment in lieu of a lease takeover (however, if a lease takeover is a benefit to the Landlord rather than a detriment, the amount of such benefit shall be credited to Landlord for the purpose of computing the Fair Market Rental Rate) and such other generally applicable economic terms (provided, however, no reduction or increase in rent shall be granted for the presence or absence of a brokerage commission). The arbitrators shall not consider the value of the sign identity and rights of control to Tenant. With respect to renewals, Landlord may give Tenant additional rent credits rather than out-of-pocket cash payments for an improvement allowance or lease takeover. Landlord shall determine the Fair Market Rental Rate by using its good faith judgment. Landlord shall use its best efforts to provide written notice of such amount within thirty (30) days (but in no event later than sixty (60) days) after Tenant provides the notice to Landlord requiring the calculation of Fair Market Rental Rate. Tenant shall have fifteen (15) days (the “Tenant’s Review Period”) after receipt of Landlord’s notice of the new rental within which to accept such rental or to reasonably object thereto in writing. In the event Tenant objects, Landlord and Tenant shall attempt to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Tenant’s Review Period (the “Outside Agreement Date”), then each party’s determination shall be submitted to arbitration in accordance with subparagraphs (i)

through (viii) below. Failure of Tenant to so elect in writing within such period shall conclusively be deemed its approval of the new rental determined by Landlord. In the event that Landlord fails to timely generate the initial written notice of Landlord’s opinion of the Fair Market Rental Rate which triggers the negotiation period of this paragraph, then Tenant may commence such negotiations by providing the initial notice, in which event Landlord shall have fifteen (15) days (“Landlord’s Review Period”) after receipt of Tenant’s notice of the new rental within which to accept such rental or to reasonably object thereto in writing. In the event Landlord so objects, Landlord and Tenant shall attempt in good faith to agree upon such Fair Market Rental Rate, using their best good faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) days following Landlord’s Review Period (which shall be, in such event, the “Outside Agreement Date” in lieu of the above definition of such date), then each party’s determination shall be submitted to arbitration in accordance with subparagraphs (i) through (viii) below. Failure of Landlord to so elect in writing within such period shall conclusively be deemed its approval of the new rental determined by Tenant.

(i)    Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate professional who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial high-rise properties in the Los Angeles area. [INTENTIONALLY DELETED] Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

(ii)    The two arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be a real estate professional, who shall be qualified under the same criteria set forth in subparagraph (i) for qualification of the initial two arbitrators.

(iii)    The three arbitrators shall, within thirty (30) days of the appointment of the third arbitrator,

reach a decision as to Fair Market Rental Rate, and shall notify Landlord and Tenant thereof.

(iv)    The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant.

(v)    If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi)    If the two arbitrators fail to agree upon and appoint a third arbitrator, then the appointment of the third arbitrator shall be dismissed, and the matter to be decided shall be forthwith submitted to formal arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Paragraph.

(vii)    The cost of arbitration shall be paid by Landlord and Tenant equally.

(viii)    Any formal arbitration conducted pursuant to subparagraph 5(b)(vi) above shall be in accordance with the Commercial Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrators may be entered in any court having jurisdiction thereof.

Section 6.    Rental Adjustment.

                        (a)    For the purposes of this Section 6(a), the following terms are defined as follows:

(i)    Tenant’s Percentage Share: Tenant’s Percentage Share shall mean that portion of the total rentable area of the Building occupied by Tenant as set forth as a percentage in Section 1(s) above.

(ii)    Operating Expenses Allowance: Operating Expenses Allowance shall mean that portion of Tenant’s Percentage Share of the Operating Expenses which Landlord has included in the Annual Basic Rent and which amount is set forth in Section 1(r) above.

(iii)    Operating Expenses: Operating Expenses shall consist of all direct costs of operation and maintenance of the Building, the Common Areas and the Site as determined by standard accounting practices, calculated assuming the Building is fully occupied, including the following costs by way of illustration, but not limitation: real property taxes and assessments and any taxes or assessments hereafter imposed in lieu thereof; rent taxes, gross receipt taxes (whether assessed against Landlord or assessed against Tenant and collected by Landlord, or both); water and sewer charges; the net cost and expense of insurance for which Landlord is responsible hereunder or which Landlord or any first mortgagee with a lien affecting the Premises reasonably deems necessary in connection with the operation of the Building; utilities; janitorial services; security; labor; parking expenses, utilities surcharges, or any other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations or interpretations thereof, promulgated by any federal, state, regional, municipal or local government authority in connection with the use or occupancy of the Building or the Premises or the parking facilities serving the Building or the Premises; the cost (amortized over such reasonable period as Landlord shall determine together with interest at the maximum rate allowed by law on the unamortized balance) of (a) any capital improvements made to the Building by Landlord after the first year of the Term of the Lease that reduce other Operating Expenses, or made to the Building by Landlord after the date of the Lease that are required under any governmental law or regulation that was not applicable to the Building at the time it was constructed, or (b) replacement of any Building equipment needed to operate the Building at the same quality levels as prior to the replacement; costs incurred in the management of the Building, if any (including supplies, wages and salaries of employees used in the management, operation and maintenance of the Building, and payroll taxes and similar governmental charges with respect thereto); Building management office rental, if said office is located in the Building; a management fee (subject to the provisions of Section 61); air-conditioning; waste disposal; heating; ventilating; elevator maintenance; supplies;

materials; equipment; tools; repair and maintenance of the structural portions of the Building, including the plumbing, heating, ventilating, air-conditioning and electrical systems installed or furnished by Landlord and maintenance, costs and upkeep of all parking and common areas; rental of personal property used in maintenance; costs and expenses of gardening and landscaping; maintenance of signs (other than Tenant’s signs); personal property taxes levied on or attributable to personal property used in connection with the entire Building, including the Common Areas; reasonable audit or verification fees; and costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items, including appropriate reserves. Operating Expenses shall not include depreciation on the Building or equipment therein, Landlord’s executive salaries, real estate brokers’ or leasing agents’ commissions and other costs related to leasing the Building; interest expense on Building financing; amortization of cost of tenant improvements in the Building; ground rent; income and franchise taxes; dividends; and attorneys’ fees and expenses which are not related to the operation of the Building.

                        As used herein, the term “real property taxes” shall include any form of assessment, license fee, license tax, business license fee, commercial rental tax, levy, charge, penalty, tax or similar imposition, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special assessment district thereof, as against any legal or equitable interest of Landlord in the Premises, including, but not limited to, the following:

            (A)    any tax on Landlord’s “right” to rent or “right” to other income from the Premises or as against Landlord’s business of leasing the Premises;

            (B)    any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real estate tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges be included within the definition of “real property taxes” for the purposes of this Lease;

            (C)    any assessment, tax, fee, levy or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax or excise tax levied by the state, city or federal government, or any political subdivision thereof, with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

            (D)    any assessment, tax, fee, levy or charge upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

            (E)    any assessment, tax, fee, levy or charge by any governmental agency related to any transportation plan, fund or system instituted within the geographic area of which the Building is a part; or

            (F)    reasonable legal and other professional fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce real property taxes.

                        Notwithstanding any provision of this Section 6(a) expressed or implied to the contrary, “real property taxes” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes.

                        Notwithstanding anything to the contrary in the definition of Operating Expenses, Operating Expenses shall not include the following:

(i)    Any ground lease rental;

(ii)    Capital expenditures required by Landlord’s failure to comply with laws enacted on or before the date the Building’s temporary certificate of occupancy, or the equivalent, is validly issued;

(iii)    Costs incurred for capital improvements in excess of Ten Thousand Dollars ($10,000.00) per year made to reduce Operating Expenses above the amount reasonably anticipated to be saved as the result of such capital improvements;

(iv)    Costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds;

(v)    Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for Tenant or other occupants of the Building;

(vi)    Depreciation and amortization, except as provided herein, and except with respect to materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation and amortization would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(vii)    Leasing commissions, attorneys’ fees, and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building;

(viii)    Except as provided to the contrary in (iii) above, costs incurred by Landlord for alterations which are considered capital improvements and replacements under generally accepted accounting principles, consistently applied;

(ix)    Except as provided to the contrary in (iii) above, costs of a capital nature, including, without limitation, capital improvements, capital repairs, capital equipment and capital tools, all as determined in accordance with generally accepted accounting principles, consistently applied;

(x)    Expenses in connection with services or other benefits which are not offered to Tenant, or for which Tenant is charged directly, but which are not provided to another tenant or occupant of the Building;

(xi)    Costs incurred by Landlord due to the violation by Landlord or any other tenants of the Building of the terms and conditions of any lease of space in the Building;

(xii)    Overhead and profit increments paid to Landlord or to subsidiaries or affiliates of Landlord for services in the Building to the extent the same exceed the cost of such services rendered by unaffiliated third parties on a competitive basis;

(xiii)    Interest, principal, points and fees on debt or amortization on any mortgage or mortgages or any other debt instrument encumbering the Building or the Project;

(xiv)    Landlord’s general corporate overhead and general administrative expenses;

(xv)    Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or in the parking garage of the Building;

(xvi)    Except as provided to the contrary in (iii) above, rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature, except equipment not affixed to the Building which is used in providing janitorial or similar services;

(xvii)    All items and services for which Tenant or any other tenant of the Building reimburses Landlord (other than through the pass-through of Operating Expenses) and which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(xviii)    Advertising and promotional expenditures, and costs of purchase and installation of signs in or on the Building (except for the Building directory) identifying the owner of the Building or any tenant of the Building;

(xix)    Electric power costs for which any tenant directly contracts with the local public service company;

(xx)    Labor costs (direct and indirect) incurred in connection with any operation of the retail, restaurant and garage operations in the Building;

(xxi)    Costs incurred in connection with upgrading the Building to comply with handicapped, life, fire and safety codes in effect prior to the date the TCO or its equivalent was issued;

(xxii)    Tax penalties incurred as a result of Landlord’s negligence or inability or unwillingness to make payments when due;

(xxiii)    All assessments which are not specifically charged to Tenant because of what Tenant has done, which can be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and charged as Operating Expenses only in the year in which the assessment installment is actually paid;

(xxiv)    Any increase of, or reassessment in, real property taxes and assessments resulting from a sale or other change in ownership of the Building or Project during the first three (3) years of the Term of the Lease, except in the event Tenant causes the sale or change of ownership, then such increase shall be included in the definition of Operating Expenses;

(xxv)    To the extent that Tenant is taxed separately for, or pays for the taxes on, Building Nonstandard Work, taxes on Building Nonstandard Work with respect to Tenant’s Premises and the premises of all other tenants;

(xxvi)    Any other expenses (the value of which have not been addressed by the foregoing exceptions) which, in accordance with generally accepted accounting practices, consistently applied, would not normally be treated as an Operating Expense by landlords of comparable first-class institutional quality office buildings.

(a)    If at any time starting with the first year following the expiration of the Base Year (“First Year”), if and only if, Landlord determines that Tenant’s Percentage Share of Operating Expenses for the First Year, as estimated by Landlord, will exceed the Operating Expenses Allowance (as set forth in Section 1(r) hereof), Landlord shall deliver to Tenant an estimate of Tenant’s Percentage Share of Operating Expenses, and Tenant shall pay to Landlord, within ten (10) days of the delivery of such estimate, the difference between such estimate and the Operating Expenses Allowance for the portion of the First Year which has then expired, and Tenant shall pay during the balance of the First Year through February of the succeeding calendar year a fraction of the balance of such excess Operating Expenses as would fully amortize such excess over the remaining months of the first calendar year through and including February of the succeeding calendar year. By the first day of March of each succeeding calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement (“Estimate Statement”) wherein Landlord shall estimate the Operating Expenses for the current calendar year, and the amount by which Tenant’s Percentage Share of the Operating Expenses on account of the operation or maintenance of the Building is in excess of the Operating Expenses Allowance. Provided, however, if Landlord determines that Tenant’s Percentage Share of the Operating Expenses for such current calendar year is greater than that set forth in the Estimate Statement, then Landlord may deliver on the first day of June, September, or December, as appropriate, a revised Estimate Statement, and Tenant shall pay to Landlord, within ten (10) days of the delivery of such revised Estimate Statement, the difference between such revised Estimate Statement and the original Estimate Statement for the portion of the current calendar year which has then expired, and Tenant shall pay during the balance of such current calendar year through February of the succeeding calendar year a fraction of the balance of such difference as would fully amortize such excess over the remaining months of the then current calendar year through and including February of the succeeding calendar year. If Tenant’s Percentage Share of the Operating Expenses estimated in the Estimate Statement exceeds the Operating

Expenses Allowance, then such excess amount shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of such statement, an amount equal to one (1) monthly installment multiplied by the number of months from January in the calendar year in which said statement is submitted to the month of such payment, both months inclusive. Subsequent installments shall be paid concurrently with the regular monthly rent payments for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement is rendered. By the first day of March of each succeeding calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) wherein Landlord shall state the actual Operating Expenses for the preceding calendar year. If the Actual Statement reveals a greater increase in Tenant’s Percentage Share of Operating Expenses than was estimated by Landlord in the Estimated Statement delivered as provided herein, then upon receipt of the Actual Statement from Landlord, Tenant shall pay a lump sum equal to said total increase over the Operating Expenses Allowance, less the total of the monthly installments of increases set forth on the Estimate Statement which were paid in the previous calendar year. If, in any calendar year, Tenant’s Percentage Share of Operating Expenses is less than the amount paid by Tenant pursuant to Landlord’s Estimate Statement for such preceding calendar year, then upon receipt of Landlord’s Actual Statement, any overpayment made by Tenant on the monthly installment basis provided above shall be credited toward the next monthly rent falling due and the monthly installment of Tenant’s Percentage Share of Operating Expenses to be paid pursuant to the then current Estimate Statement shall be adjusted to reflect such lower expenses for the most recent calendar year, or if this Lease has been terminated, such excess shall be credited against any amount which Tenant owes Landlord pursuant to this Lease and, to the extent all amounts which Tenant owes Landlord pursuant to this Lease have been paid, Landlord shall promptly pay such excess to Tenant. Any delay or failure by Landlord in delivering any estimate or statement pursuant to this paragraph shall not constitute a waiver of its right to require an increase in rent nor shall it relieve Tenant of its obligations pursuant to this paragraph, except that Tenant shall not be obligated to make any payments based on such estimate or statement until ten (10) days after receipt of such estimate or statement.

(b)    In the event Tenant shall dispute the amount set forth in the Actual Statement described above in

Section 6(b), Tenant shall have the right not later than one (1) year following receipt of such Actual Statement to cause Landlord’s books and records with respect to the preceding calendar year to be audited by a certified public accountant mutually acceptable to Landlord and Tenant. The amounts payable under Section 6(b) by Landlord to Tenant or by Tenant to Landlord, as the case may be, shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for further refund by Landlord to Tenant in excess of two percent (2%) of the payments previously made by Tenant for such calendar year, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be borne by Tenant. If such audit reveals that Landlord has overcharged Tenant, then within ten (10) business days after the results of such audit are made available to Landlord, Landlord shall credit Tenant against next rent due or reimburse Tenant the amount of such overcharge plus interest thereon at the rate of two percent (2%) in excess of the Reference Rate, not to exceed the maximum rate permitted by law (the “Interest Rate”). The “Reference Rate” shall mean the interest rate publicly announced from time to time by Security Pacific National Bank as its Prime Rate, and if such term is no longer utilized, the interest rate utilized by Security Pacific National Bank (or if Security Pacific National Bank ceases to exist, the largest state chartered bank in the State of California), to replace the Prime Rate. If Tenant shall not request an audit in accordance with the provisions of this Section 6(c) within one (1) year of receipt of Landlord’s Actual Statement, such Actual Statement shall be conclusively binding upon Landlord and Tenant.

Notwithstanding anything set forth to the contrary in this Section 6(c), so long as Tenant remains a partner of Landlord, Tenant shall have one year after receipt of each Actual Statement in which to request an audit of such Actual Statement; however, when Tenant is no longer a partner, Tenant shall have up to three (3) years following receipt of such Actual Statement to request an audit thereof. Provided however, no such increase can be assessed against Tenant after the expiration of two (2) years following the expiration of the Lease, and if such audit shows that Tenant is entitled to a decrease, no such decrease can accrue to Tenant’s benefit after the expiration of two (2) years following the expiration of the Lease.

(c)    Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Percentage Share of Operating Expenses for the year in which this Lease terminates, Tenant shall immediately pay any increase due over the estimated expenses paid, and conversely, any overpayments made in the event said expenses decrease shall be immediately rebated by Landlord to Tenant. Provided, however, no such increase or decrease can be assessed after the expiration of the two (2) year period following the expiration of the Lease.

(d)    Notwithstanding anything set forth to the contrary in this Section 6, Landlord agrees that Tenant shall only have to pay its pro rata share of increases in real property taxes five (5) days prior to the date payment is due to the appropriate taxing authority, on a per tax bill basis rather than monthly, but Tenant shall be required to pay Tenant’s pro rata share of increases in insurance premiums on a monthly basis, unless Landlord actually pays its insurance premiums on a less frequent basis. In the event Landlord actually pays its insurance premiums on a less frequent basis, then Tenant shall be required to pay its pro rata share of increases on such less frequent basis. With respect to real property taxes levied against Landlord which are attributable to Tenant’s Leasehold Improvements, Tenant shall pay, as part of personal property taxes pursuant to Section 12 of the Lease, the taxes which are attributable to the Building Nonstandard Improvements.

Section 7.    Security Deposit. Intentionally Omitted.

Section 8.    Use. Tenant shall use the Premises for general office purposes and purposes incident thereto, and all other lawful non-retail uses compatible with a first-class headquarters office building, and shall not use or permit the Premises to be used for any other purpose without the prior written consent of Landlord (except that retail uses may be made of the ground floor by Carnation Company with respect to its business operations and products). In addition, retail uses may be made of the ground floor by an assignee or sublessees of Tenant provided such uses are consistent with ground floor uses permitted by other first-class institutional quality prestige office buildings in the Glendale-Pasadena area. Tenant shall not use or occupy the Premises in violation of any recorded covenants, conditions and restrictions affecting the Site or of any law or of the Certificate of Occupancy, or TCO or its equivalent, issued for the Building of which the Premises are a part, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be a violation of any recorded covenants, conditions and restrictions affecting the Site or of any law or of said Certificate of Occupancy, or TCO or its equivalent. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere. Tenant shall comply with any direction of any governmental authority having jurisdiction which shall, by reason of the nature of Tenant’s use or occupancy of the Premises, impose any duty upon Tenant or Landlord with respect to the Premises or with respect to the use or occupation thereof. Tenant shall not do or permit to be done anything which will invalidate the cost of any fire, extended coverage or any other insurance policy covering the Building and/or property located therein and shall comply with all rules, orders, regulations and requirements of the Pacific Fire Rating Bureau or any other organization performing a similar function. Tenant shall promptly within ten (10) days after demand reimburse Landlord as additional rent for any additional premium charged for such policy by reason of Tenant’s failure to comply with the provisions of this Section 8, or if Tenant’s use does not invalidate, but instead increases the cost of, the insurance, Tenant shall pay for such increased cost. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them, or use or allow the Premises to be used for any improper, immoral, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer to be committed any waste in or upon the Premises and shall keep the Premises in first class repair and appearance. Tenant shall not place a load upon the Premises exceeding the average pounds of live load per square foot of floor area (“Excess Load”) specified for the Building by Landlord’s architect or engineer, with the partitions to be considered a part of the live load. Landlord reserves the right to prescribe the weight and position of all safes, files and heavy equipment which Tenant desires to place in the Premises so as to distribute properly the weight thereof. Tenant’s business machines and mechanical equipment which cause vibration or noise that may be transmitted to the Building structure or to any other space in the Building shall be so installed, maintained and used by Tenant as to eliminate such vibration or noise. Tenant shall be responsible for the cost of all structural engineering required to determine Excess Load.

Section 9.    Payments and Notices. All rents and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord at the address designated by Landlord in Section 1(b) above or at such other places as Landlord may hereafter designate in writing. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery by a nationally or locally recognized overnight or same-day delivery service or by mail, and if given by mail shall be deemed sufficiently given if sent by registered or certified mail addressed to Tenant at the Building of which the Premises are a part, or to Landlord at both of the addresses designated in Section 1(b). Either party may by written notice to the other specify a different address for notice purposes except that Landlord may in any event use the Premises as Tenant’s address for notice purposes. If more than one person or entity constitutes the “Tenant” under this Lease, service of any notice upon any one of said persons or entities shall be deemed as service upon all of said persons or entities.

Section 10.    Brokers. The parties recognize that the brokers who negotiated this Lease are the brokers whose names are stated in Section 1(v), and agree that Landlord shall be solely responsible for the payment of brokerage commissions to said brokers, and that Tenant shall have no responsibility therefor. As part of the consideration for Landlord’s entering into this Lease, Tenant represents and warrants to Landlord that to Tenant’s knowledge no other broker, agent or finder negotiated or was instrumental in negotiating or consummating this Lease and that Tenant knows of no other real estate broker, agent or finder who is, or might be, entitled to a commission or compensation in connection with this Lease based on a claim that they represent Tenant. Any broker, agent or finder of Tenant whom Tenant has failed to disclose herein shall be paid by Tenant. Tenant shall hold Landlord harmless from all damages and indemnify Landlord for all said damages paid or incurred by Landlord resulting from any claims that may be asserted against Landlord by any broker, agent or finder undisclosed by Tenant herein. As part of the consideration for Tenant’s entering into this Lease, Landlord warrants and represents to Tenant that, to Landlord’s knowledge, no other broker, agent or finder negotiated or was instrumental in negotiating or consummating this Lease and that Landlord knows of no other real estate broker, agent or finder who is, or might be, entitled to a commission or compensation in connection with this Lease, based on a claim that they represent LPC, or an affiliate of same, and, if such representation is not accurate with respect only to claims that such broker represents LPC, any such commission shall be paid by LPC. Under such circumstances, Landlord agrees to use its best efforts to cause LPC to pay such commission.

Section 11.    Holding Over. If Tenant holds over after the expiration or earlier termination of the Term hereof without the express written consent of Landlord, Tenant shall become a tenant at sufference only, at a rental rate equal to the higher of the Annual Basic Rent which would be applicable to the Premises upon the date of such expiration (subject to adjustment as provided in Section 6 hereof and prorated on a daily basis), or the amount per rentable square foot, without deduction for economic concessions, being quoted in a final offer by Landlord to prospective tenants for comparable space in the Building, and otherwise subject to the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not constitute a holdover hereunder or result in a renewal. The foregoing provisions of this Section 11 are in addition to and do not affect Landlord’s right of re-entry or any rights of Landlord hereunder or as otherwise provided by law. If Tenant fails to surrender the Premises upon the expiration of this Lease, despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including, without limitation, any claim made by any succeeding tenant founded on or resulting from such failure to surrender.

Section 12.    Taxes on Tenant’s Property.

(a)    Tenant shall pay at least ten (10) days before delinquency, taxes levied against any personal property or trade fixtures placed by, or on behalf of, Tenant in or about the Premises and that portion of the Aggregate Improvements that constitute Building Nonstandard Improvements (which shall, for the purposes of this paragraph, include Tenant’s Changes). If any such taxes on Tenant’s personal property or trade fixtures or Building Nonstandard Improvements are levied against Landlord or Landlord’s property, or if the assessed value of the Premises is increased by the inclusion therein of a value placed upon such personal property, trade fixtures of Tenant, or such Building Nonstandard Improvements, and, if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessments, which Landlord shall have the right to do regardless of the validity thereof, but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes levied against Landlord, or the proportion of such taxes resulting from such increase in the assessment; provided that, in any such event, at Tenant’s sole cost and expense, Tenant shall have the right, in the name of Landlord and with Landlord’s full cooperation, to bring suit in any court of competent jurisdiction to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

(b)    The real property taxes and assessments levied against Landlord which are attributable to Tenant’s Building Nonstandard Improvements shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 12(a) above. If the records of the County Assessor are available and sufficiently detailed to serve as a basis for determining the taxes attributable to Building Nonstandard Work, such records shall be binding on both Landlord and Tenant. If the records of the County Assessor are not available or sufficiently detailed to serve as a basis for making said determination, the actual cost of construction of the Building Nonstandard Work shall be used.

(c)    Nothing herein shall be construed to require Tenant to be double-charged for such taxes, directly or indirectly, and to the extent any of such taxes are charged to Tenant as part of Operating Expenses, Tenant shall not have to pay such taxes pursuant to this provision.

Section 13.    Condition of Premises. Provided that no material adverse effect occurs with respect to Tenant’s use of the Premises, Tenant’s execution of the Lease shall constitute a specific acknowledgment and acceptance of the various start-up inconveniences that may be associated with the use of the Building Common Areas such as certain construction obstacles including scaffolding, delays in the use of freight elevator service, certain elevators not being available to Tenant, the passage of work crews using elevators, uneven air-conditioning service and other typical conditions incident to recently constructed office buildings. Further, Tenant’s execution of the Lease shall constitute an acknowledgment, in light of the practical impossibility of ensuring that every floor slab has been installed with absolutely no deflection, that all wood floor coverings, wood paneling, and similar interior Aggregate Improvements have been and/or will be designed to accommodate the actual floor slab deflection unique to each particular area of the Premises to be so improved.

Section 14.    Alterations.

(a)    Tenant may, at any time and from time to time during the Term of this Lease, at its sole cost and expense, make alterations, additions, installations, substitutions, improvements and decorations (hereinafter collectively called “Changes”) in and to the Premises, excluding structural changes, on the following conditions, and providing such Changes will not result in a violation of or require a change in the Certificate of Occupancy or TCO applicable to the Premises:

(i)    the outside appearance, character or use of the Building shall not be affected, and no Changes shall weaken or impair the structural strength or, in the reasonable opinion of Landlord, lessen the value of the Building or create the potential for unusual expenses to be incurred upon the removal of Changes and the restoration of the Premises upon the termination of this Lease; provided, however, no matter pertaining to signage shall be subject to Landlord’s approval, although Tenant agrees to consult with Landlord regarding the sign;

(ii)    no part of the Building outside of the Premises shall be physically affected;

(iii)    the proper functioning of any of the mechanical, electrical, sanitary and other service systems or installations of the Building (“Service Facilities”) shall not be adversely affected and there shall be no construction which might interfere with Landlord’s free access to the Service Facilities or interfere with the moving of Landlord’s equipment to or from the enclosures containing the Service Facilities;

(iv)    in performing the work involved in making such Changes, Tenant shall be bound by and observe all of the conditions and covenants contained in this paragraph;

(v)    all work shall be done at such times and in such manner as Landlord from time to time may designate;

(vi)    Tenant shall not be permitted to install and make part of the Premises any materials, fixtures or articles which are subject to liens, conditional sales contracts or chattel mortgages;

(vii)    If Landlord provides notice to Tenant at the time of such installation, at the date upon which the term of this Lease shall end, or the date of any earlier termination of this Lease, Tenant shall on Landlord’s written request restore the Premises to their condition prior to the making of any Changes permitted by this paragraph, reasonable wear and tear excepted.

(b)    Before proceeding with any Change (exclusive of changes to items constituting Tenant’s personal property), Tenant shall submit to Landlord plans and specifications for the work to be done, which shall require Landlord’s written approval. Landlord shall then prepare or cause to be prepared, at Tenant’s expense, mechanical, electrical and plumbing drawings and may confer with consultants in connection with the preparation of such drawings and may also submit to such consultant(s) any of the plans prepared by Tenant. If Landlord or such consultant(s) shall disapprove of any of the Tenant’s plans, Tenant shall be advised of the reasons for such disapproval. In any event, Tenant agrees to pay to Landlord, as additional rent, the cost of such consultation and review immediately upon receipt of invoices either from Landlord or such consultant(s). Any Change for which approval has been received shall be performed strictly in accordance with the approved plans and specifications, and no amendments or additions to such plans and specifications shall be made without the prior written consent of Landlord.

(c)    If the proposed Change requires approval by or notice to the lessor of a superior lease or the holder of a mortgage, and Tenant has received notification that such approval is required, no Change shall be proceeded with until such approval has been received, or such notice has been given, as the case may be, and all applicable conditions and provisions of said superior lease or mortgage with respect to the proposed Change or alteration have been met or complied with at Tenant’s expense; and Landlord, if it approves the Change, will request such approval or give such notice, as the case may be. Provided, however, the criteria for approval by the lessor of a superior lease or the holder of a mortgage cannot be materially more stringent with respect to the Tenant than the approval rights of Landlord.

(d)    After Landlord’s written approval has been sent to Tenant and the approval by or notice to the lessor of a superior lease or the holder of a superior mortgage has been received or given, as the case may be, Tenant shall enter into an agreement for the performance of the work to be done pursuant to this paragraph with a contractor or contractors selected by Tenant and approved by Landlord. All costs and expenses incurred in Changes shall be timely paid by Tenant. Tenant’s contractors shall obtain on behalf of Tenant and at Tenant’s sole cost and expense all necessary governmental permits and certificates for the commencement and prosecution of Tenant’s Changes and for final approval thereof upon completion. In the event Tenant shall request any changes in the work to be performed after the submission of the plans referred to in this Section 14, such additional changes shall be subject to the same approvals and notices as the changes initially submitted by Tenant.

(e)    Intentionally Omitted.

(f)    All Changes and the performance thereof shall at all times comply with (i) all laws, rules, orders, ordinances, directions, regulations and requirements of all governmental authorities, agencies, offices, departments, bureaus and boards having jurisdiction thereof, (ii) all rules, orders, directions, regulations and requirements of the Pacific Fire Rating Bureau, or of any similar insurance body or bodies, and (iii) all rules and regulations of Landlord, and Tenant shall cause Changes to be performed in compliance therewith and in a good and first class workmanlike manner, using materials and equipment at least equal in quality and class to the original installations of the Building. Changes shall be performed in such manner as not to interfere with the occupancy of any other tenant in the Building nor delay, or impose any additional expense upon Landlord in construction, maintenance or operation of the Building, and shall be performed by contractors or mechanics approved by Landlord pursuant to this paragraph, who shall coordinate their work in cooperation with any other work being performed with respect to the Building. Throughout the performance of Changes, Tenant, at its expense, shall carry, or cause to be carried, worker’s compensation insurance in statutory limits, and general liability insurance for any occurrence in or about the Building, of which Landlord and its managing agent shall be named as parties insured, in such limits as Landlord may reasonably prescribe, with insurers reasonably satisfactory to Landlord, all in compliance with Section 21(b). Provided, however, nothing herein or in this Lease shall preclude Tenant from having deductibles on all such policies that Tenant has for comparable insurance carried in connection with its operations or from carrying insurance with companies with which Tenant normally and regularly places its insurance with respect to its other operations, including its affiliated companies.

(g)    Tenant further covenants and agrees that any mechanic’s lien filed against the Premises or against the Building for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, will be discharged by Tenant, by bond or otherwise, within ten (10) days after the filing thereof, at the cost and expense of Tenant. All alterations, decorations, additions or improvements upon the Premises, made by either party, including (without limiting the generality of the foregoing) all wallcovering, built-in cabinet work, paneling and the like, shall, unless Landlord elects otherwise at the time of installation, become the property of Landlord, and shall remain upon, and be surrendered with, the Premises, as a part thereof, at the end of the Term hereof, except that Landlord may, by written notice to Tenant given at least thirty (30) days prior to the end of the Term, require Tenant to remove all partitions, counters, railings and the like installed by Tenant, and Tenant shall repair any damage to the Premises arising from such removal or, at Landlord’s option, shall pay to Landlord all of Landlord’s actual documented and reasonable costs of such removal and repair.

(h)    All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises shall be and remain the property of Tenant and may be removed by Tenant at any time during the Lease Term, provided Tenant is not in default hereunder, and provided further that Tenant shall repair any damage caused by such removal. If Tenant shall fail to remove all of its effects from said Premises upon termination of this Lease for any cause whatsoever, Landlord may, after five (5) days’ notice to Tenant, at its option, remove the same in any manner that Landlord shall choose, and store said effects without liability to Tenant for loss thereof, and Tenant agrees to pay Landlord on demand any and all expenses incurred in such removal, including court costs and attorneys’ fees and storage charges on such effects for any length of time that the same shall be in Landlord’s possession, or Landlord may, at its option, without notice, sell said effects, or any of the same, at private sale and without legal process, for such price as Landlord may obtain and apply the proceeds of such sale upon any amounts due under this Lease from Tenant to Landlord and upon the expense incident to the removal and sale of said effects.

(i)    Subject to Landlord’s agreement to minimize any disturbance of Tenant’s use of the Premises, Landlord reserves the right at any time, and from time to time, without the same constituting an actual or constructive eviction, and without incurring any liability to Tenant therefor or otherwise affecting Tenant’s obligations under this Lease, to make such changes, alterations, additions, improvements, repairs or replacements in or to the Site or the Building (including the Premises if required to do so by any law or regulation) and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages and stairways thereof, as Landlord may deem necessary or desirable. Nothing contained in this Section 14 shall be deemed to relieve Tenant of any duty, obligation or liability of Tenant with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any government or other authority, and nothing contained in this Section 14 shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building, or any part thereof, other than as otherwise provided in this Lease. The provisions of this Section 14 regarding approval rights of Landlord or any superior mortgage holder or lessor shall not be applicable to Tenant’s sign rights.

Section 15.    Repairs.

(a)    Except as provided specifically to the contrary in this Lease, Tenant shall, when and if needed or whenever requested by Landlord to do so, at Tenant’s sole cost and expense, maintain and make all repairs to the Premises and every part thereof, to keep, maintain and preserve the Premises in first-class condition, excepting ordinary wear and tear. Any such maintenance shall be performed by such contractors selected by Tenant and approved by Landlord. Tenant shall upon the expiration or sooner termination of the Term hereof surrender the Premises to Landlord in the same condition as when received, reasonable wear and tear excepted. The phrase “same condition” shall mean the condition of the Premises when Tenant commenced business operations, rather than the condition described in Attachment 1 to the Work Letter Agreement. Landlord shall have no obligation to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, and the parties hereto affirm that Landlord has made no representations to Tenant respecting the condition of the Premises or the Building except as specifically herein set forth.

(b)    Anything contained in Section 15(a) above to the contrary notwithstanding, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, heating, ventilating, air conditioning and electrical systems installed or furnished by Landlord, unless such maintenance and repairs are caused in part or in whole by the act, neglect, fault, or omission of any duty by Tenant, its agents, servants, employees or invitees, in which case, Tenant shall pay to Landlord as additional rent the reasonable cost of such maintenance and repairs, unless and to the extent Landlord is entitled to receive the proceeds from insurance carried as part of Operating Expenses. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need of such repairs or maintenance is given to Landlord by Tenant. Except as provided in Section 22 hereof and in item G of the General Conditions, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment therein. Except as provided in Section 15(c) to the contrary, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect. Notwithstanding anything to the contrary contained in Sections (a) and (b) of this Section 15, Tenant shall maintain and repair at its sole cost and expense, and with maintenance contractors approved by Landlord, all non-base Building facilities, including lavatory, shower, toilet, washbasin and kitchen facilities and heating and air-conditioning systems, including all plumbing connected to said facilities or systems installed by Tenant or on behalf of Tenant or existing in the Premises at the time of delivery of possession of the Premises to Tenant by Landlord. The provisions of the immediately preceding sentence shall not apply to the basic heating and air-conditioning system provided by Landlord to all tenants of the Building.

(c)    Notwithstanding any provision set forth in Section 15(b) to the contrary, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance, and Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such written notice, but in no event earlier than twenty-one (21) days after receipt of such written notice, then Tenant may proceed to take the required action upon delivery of an additional written notice to Landlord specifying Tenant is taking such required action, and if such action was required under the terms of this Lease to be taken by Landlord, then

Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in taking such action plus interest thereon at the Interest Rate (as defined in Section 6(c) above). In the event Tenant takes such action, and such work will affect the Building’s life safety system, heating, ventilating and air conditioning systems or elevator systems, Tenant shall use only those contractors used by Landlord in the Building for work on such systems. Further, if Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice by Tenant of its costs of taking action which Tenant claims should have been taken by Landlord, and if such invoice from Tenant sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking such action on behalf of Landlord, then Tenant shall be entitled to deduct from rental payable by Tenant under this lease, the amount set forth in such invoice. If, however, Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease, then Tenant shall not be entitled to such deduction from rental, but as Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution pursuant to Section 63.

Section 16.    Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against the real property of which the Premises form a part nor against the Tenant’s leasehold interest in the Premises without causing such lien to be removed by bonding or otherwise within ten (10) days after filing. Landlord shall have the right at all reasonable times to post and keep posted on the Premises any notices which it deems necessary for protection from such liens. If any such liens are filed, and are not removed by bonding or otherwise within ten (10) days after filing, Landlord may, without waiving its rights and remedies based on such breach of Tenant and without releasing Tenant from any of its obligations, cause such liens to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord at once, upon notice by Landlord, any sum paid by Landlord to remove such liens, together with interest at the maximum rate per annum permitted by law from the date of such payment by Landlord.

Section 17.    Entry by Landlord. Except as provided in Section 19 and 20 of this Lease and in item G of the General Conditions to the contrary, subject to Landlord’s agreement to minimize any disturbance of Tenant’s use of the Premises by exercise of the following rights, Landlord reserves and shall at any and all times have the right to enter the Premises to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant hereunder, to submit said Premises to prospective purchasers, or, during the Last twelve (12) months of the term of this Lease, to prospective tenants, to post notices of nonresponsibility, to alter, improve or repair the Premises or any other portion of the Building, all without being deemed guilty of any eviction of Tenant and without abatement of rent, and may, in order to carry out such purposes, erect scaffolding and other necessary structures where reasonably required by the character of the work to be performed, provided that the business of Tenant shall be interfered with as little as is reasonably practicable. Tenant hereby waives any claim for damages for any injury or inconvenience or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes and areas reasonably designated by Tenant as Secured Areas, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, and any damages caused on account thereof shall be paid by Tenant. It is understood and agreed that no provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed herein to be performed by Landlord. Landlord shall attempt in the exercise of its rights under this Section 17 to minimize any disturbance of Tenant’s use and possession of the Premises and to provide as much notice to Tenant as may be reasonably possible prior to any such exercise of Landlord’s rights under this Section 17.

Section 18.    Utilities and Services. Notwithstanding anything set forth in this Section 18 to the contrary, but subject to the provisions hereinbelow requiring direct payment by Tenant for after-hours and extra or excess usage, Landlord shall provide to the Premises, as part of the Operating Expenses, the following services and utilities, consistent with the quality and quantity of such services and utilities provided in other comparable first class office buildings in the vicinity of the Building: (a) heat, ventilation, air conditioning and other cooling as required for the comfortable use and occupancy of the Premises during the Business Hours described below (however, Landlord shall provide to the Premises, upon Tenant’s request and agreement to pay after-hours costs as provided hereinbelow, heat, ventilation, air conditioning and other cooling twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year); (b) janitorial services, five (5) days per week, as reasonably required to keep the Premises in a clean and wholesome condition, Mondays through Fridays, holidays excepted, pursuant to the Building standard cleaning specification attached to the Lease as Exhibit “H”, provided Tenant shall leave the Premises in a reasonably tidy condition at the end of each business day; (c) electrical power twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year, for normal office purposes pursuant to the model for construction attached to the Work Letter Agreement as Attachment 2, including, but not limited to, normal fluorescent and incandescent lighting, including task and task ambient lighting systems, office equipment for the normal functioning of a business headquarters office, including, but not limited to, duplicating (reproduction) machines and kitchen equipment (some uses of which will require separate electrical consumption); (d) replacement of Building standard fluorescent tube ballasts as required from time to time as a result of normal usage; (e) Building security services (comparable to the security services provided by the other comparable office buildings in the vicinity of the Building) on site containing a system, equipment, personnel, and procedures to be more particularly set forth in Building. Standard Security Specifications to be mutually agreed upon between the parties hereto prior to the Commencement Date and thereafter attached to the Lease as Exhibit “I”, which specifications shall require that, if requested by Tenant, Landlord provide one or more security guards physically present as reasonably necessary at the Building twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year, and upon request, such security guards shall escort occupants or visitors of the Building to their vehicles in the garage of the Building (Tenant, at its sole cost and expense, shall be permitted to install its own security system for the Premises, provided such system is compatible and coordinated with the Building’s security system); and (f) window washing services as set forth on Exhibit “H”. The parties shall agree upon the security specifications in subparagraph (e) above which shall include the standards set forth herein and shall otherwise be comparable to the security specifications utilized by other comparable office buildings. If the parties are unable to agree upon the security specifications, such specifications shall be determined by an arbitrator selected pursuant to the rules of the American Arbitration Association. Notwithstanding the foregoing, the cost of Tenant’s after-hours HVAC shall not be included as part of the Operating Expenses, but shall be paid by Tenant as set forth hereinbelow. In addition, the costs of security guards to provide escort service shall not be included as part of the Operating Expenses in the Base Year, and shall be included as part of the Operating Expenses, to the extent actually incurred, in years subsequent to the Base Year. Provided, however, that with respect to the food service center, technical service center and cafeteria, if Tenant utilizes Utilities and Services in excess of the Utilities and Services required for office space use, Tenant shall pay for the cost of such extra or excess use of Utilities and/or Services.

Landlord, in accordance with Attachment 2 to the Work Letter Agreement, shall provide (i) an air-handler on every floor of Tenant’s Premises, (ii) capacity in the form of a sufficient amount of chillers and air ducts, but not the systems for, separate twenty-four (24) hour air conditioning for Tenant’s computer, word processing and telephone closet areas, if any (however, any after-hours use of HVAC shall be paid by Tenant as set forth below), and (iii) an additional five (5) ton cumulative HVAC capacity per floor. Tenant shall have the right, at its sole cost and expense, to install, maintain and repair a self-contained HVAC unit on a portion of the roof of the Building approved by Landlord, and shall have access to the roof of the Building and the core to install such HVAC unit and chilled water lines from such unit to all of the Tenant’s initial and expanded Premises. Tenant shall also have access to the core of the Building to install and maintain, at Tenant’s sole cost and expense, communication lines. Such access to the roof and core shall be coordinated so as to eliminate or minimize any delay in completion of the Building and shall be subject to Landlord’s controls and supervision and any work performed in connection with the installation of any such HVAC unit, chilled water lines and communication lines shall be done by a contractor approved by Landlord and shall not interfere with the Building systems and any helipad and shall be subject to the requirements of Section 14 regarding alterations. Tenant shall be liable to Landlord for any damages resulting from such access and work, and any interference caused thereby with Landlord’s work of construction shall constitute a Tenant Delay. Tenant’s rights under this paragraph shall not be exclusive, and Landlord may permit other tenants to have HVAC units on the portions of the roof not needed by Tenant therefor.

Landlord shall provide access to and egress from the Premises, the Common Areas of the Building and the parking garage twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year (after-hours access may require the use of a magnetic card or compliance with other reasonable security devices required by Landlord). In addition, Landlord shall provide the following items and services in the Building at least in the quantity and quality comparable to the comparable office buildings in the vicinity of the Building and sufficient to provide Tenant with the ability to use the Premises for normal office use: (y) domestic running water and necessary supplies in the washrooms sufficient for normal use thereof by occupants of the Building, and (z) heat, ventilation, air cooling, lighting, and electrical power in those areas of the Building from time to time as designated by Landlord for use during the Business Hours by Tenant and in common with all tenants and other persons of the Building but under the exclusive control of Landlord.

The business hours of the Building shall be 7:30 A.M. to 6:30 P. M., Monday through Friday, and 8:00 A. M. through 1:00 P.M., Saturdays, with New Year’s Day, Washington’s Birthday, Memorial Day, July 4th, Labor Day, Thanksgiving Day, Christmas Day and any other day mutually agreed to by Landlord and Tenant excepted (“Business Hours”).

Except as provided above, Tenant shall not be charged for excess usage during Business Hours until the total consumption during Business Hours exceeds the amount set forth in Attachment 2 to the Work Letter Agreement to be attached to the Lease. In the event that Tenant requires utilities, HVAC and/or services in excess of normal office usage during Business Hours or at any time after Business Hours (except Tenant will not be charged for after-hours, non-excess, use of water or electricity, except to the extent same are necessary to provide after-hours (HVAC), Landlord agrees to provide such extra utilities and services and Tenant agrees to reimburse to Landlord its actual costs of providing such extra service and/or utilities, without a profit to Landlord. In such event,

Landlord shall have the right (to the extent Landlord or any affiliate of LPC regularly exercises such rights under similar circumstances in similar buildings owned or controlled by Landlord or one of its affiliates) to separately meter Tenant’s Premises or portions thereof at Tenant’s expense in order to monitor excess electrical consumption . Normal power availability shall not be in violation of Title 24 of the California Administrative Code and other applicable codes and statutes. Landlord and Tenant hereby agree that wattage standard for determining overuse by Tenant will be equal to five (5) watts per rentable square foot per year.

Following the Base Year, notwithstanding anything to the contrary set forth in this Section 18, Tenant shall have the right to designate and change the type of security system and the janitorial service employed by Landlord for the Building.

Tenant specifically undertakes to install and maintain at Tenant’s cost such fire protection equipment, including, without limitation, emergency lighting, as required by any governmental authority or insurer, and, if so required, Tenant shall appoint one of Tenant’s personnel to coordinate with the fire protection facilities and personnel of Landlord. Any incandescent light bulbs used in the Premises shall be paid for by Tenant; upon Tenant’s request, Tenant’s personnel shall install incandescent light bulbs or other Building Nonstandard bulbs in the Premises; Tenant agrees to pay Landlord upon demand Landlord’s actual cost for all such incandescent light bulbs installed or other Building Nonstandard Improvements.

Section 19.    Indemnification. Because Tenant is required to maintain insurance covering its property and activities within the Premises, and because of the probable existence of waiver of subrogation set forth in Section 21(f), except for claims covered by insurance obtained by Landlord as part of Operating Expenses, to the fullest extent permitted by law, Tenant hereby agrees to defend, indemnify and hold Landlord harmless against and from any and all claims arising from Tenant’s use of the Premises or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant, its agents, contractors, employees or invitees in or about the Premises, but including the roof to the extent the roof of the Building is affected by any antennae or HVAC unit installed by Tenant on the roof of the Building. To the extent such damages and claims are not covered by insurance obtained by Landlord. Tenant hereby agrees to further indemnify and hold harmless Landlord against and from any and all claims arising from any breach or default in the performance of any obligation on Tenant’s part to be performed under the terms of this Lease, or arising from any act, neglect, fault or omission of Tenant, or of its agents, employees or invitees, and from and against all costs, attorneys’ fees, expenses and liabilities incurred in or about such claim or any action or proceeding brought thereon; and in case of any action or proceeding brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, hereby agrees to defend the same at Tenant’s expense by counsel approved in writing by Landlord. Tenant, as a material part of the consideration to Landlord, hereby assumes all risk of damage to property in, upon or about the Premises from any cause whatsoever, except that which is caused by the failure of Landlord to observe any of the terms and conditions of this Lease, where such failure has persisted for an unreasonable period of time after written notice of such failure, and Tenant hereby waives all its claims in respect thereof against Landlord. Notwithstanding Sections 19 and 20 of this Lease, because Landlord is required to maintain insurance on the Building, and because of the probable existence of waiver of subrogation set forth in Section 21(f), Tenant shall not be required to defend, save harmless and indemnify Landlord from any liability for injury, loss, accident or damage (collectively, “Damages”) to any person resulting from Landlord’s negligent acts or omissions or willful misconduct or that of its agents, contractors, servants, employees or licensees, in connection with Landlord’s activities on or about the Premises, unless such Damages are covered by insurance obtained by Tenant. Whereupon Landlord hereby indemnifies and agrees to hold Tenant harmless from and against Landlord’s negligence or willful misconduct or that of its agents, contractors, servants, employees or licensees in connection with Landlord’s activities outside the Premises, but otherwise within the Project. Such exclusion from Tenant’s indemnity and such agreement by Landlord to so indemnify and hold Tenant harmless are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant and Landlord pursuant to the provisions of this Lease to the extent that such policies cover (or, if such policies would have been carried as required, would have covered) the result of negligent acts or omissions or willful misconduct of Landlord or Tenant or those of its agents, contractors, servants, employees or licensees; provided, however, the provisions of this sentence shall in no way be construed to imply the availability of any double or duplicate coverage following the primary liability of such carriers or of such implied carriers. Landlord’s and Tenant’s indemnification obligations hereunder may or may not be coverable by insurance, but the failure of either Landlord or Tenant to carry insurance covering the indemnification obligation shall not be considered a default under this Lease. In addition, Tenant shall not be liable for any consequential damages to Landlord, and Landlord shall not be liable for any consequential damages to Tenant.

Section 20.    Damage to Tenant’s Property. Notwithstanding the provisions of Section 19 to the contrary, Landlord or its agents shall not be liable for any damage to property entrusted to employees of the Building, nor for loss of or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Building or from the pipes, appliances or plumbing works therein or from the roof, street or sub-surface or from any other place or resulting from dampness, or any other patent or latent cause whatsoever, except to the extent such damage is both covered by insurance carried by Landlord as part of Operating Expenses and is not covered by insurance carried by Tenant. Tenant shall give prompt notice to Landlord in case of fire or accidents in the Premises or in the Building or of defects therein or in the fixtures or equipment located therein.

Section 21.    Insurance.

(a)    During the term hereof, Tenant, at its sole expense, subject to the qualifications set forth in Section 14(f) as to deductibles and companies, shall obtain and keep in force the following insurance:

(i)    All Risk insurance upon property of every description and kind owned by Tenant and located in the Building or for which Tenant is legally liable or installed by or on behalf of Tenant, including, without limitation, fittings, installations, fixtures and any other personal property, Aggregate Improvements (other than “Building Standard Work” as described in Section 1(1) hereof), and alterations, in an amount not less than ninety percent (90%) of the full replacement cost thereof. All such insurance policies shall name Tenant and Landlord as named insureds thereunder, and, at Landlord’s request, shall name Landlord’s mortgagees (and, if applicable, ground or primary lessors) as loss payees thereunder, all as their respective interests may appear. Landlord will not be required to carry insurance of any kind on any “Building Nonstandard Work”, as described in Section 1(m) hereof, on Tenant’s furniture or furnishings, or on any of Tenant’s fixtures, equipment, improvements, alterations or appurtenances under this Lease; and Landlord shall not be obligated to repair any damage thereto or replace the same.

(ii)    Comprehensive general liability insurance coverage (including auto), including personal injury, bodily injury, broad form property damage, owner’s protective coverage, contractual liability, and products and completed operations liability, in limits not less than $5,000,000 inclusive. All such insurance policies shall name Tenant as a named insured thereunder and shall name Landlord and Landlord’s mortgagees (and, if applicable, ground or primary lessors of Landlord) as additional insureds thereunder, all as their respective interests may appear.

(iii)    Worker’s Compensation and Employer’s Liability insurance as required by law.

(iv)    Loss of income and extra expense insurance for which Tenant may self-insure in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

(v)    Intentionally Omitted.

(vi)    Any other form or forms of insurance as Tenant, Landlord, or Landlord’s mortgagees or ground or primary lessors may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant of a comparable size and in a comparable business would protect itself.

(b)    All policies shall be issued by insurers that are acceptable to Landlord and in form satisfactory from time to time to Landlord. Tenant will deliver certificates of insurance on the Landlord’s standard form (or, if required by the mortgagees of Landlord, or any ground or primary lessors, certified copies of each such insurance Policy) to Landlord as soon as practicable after the placing of the required insurance, but not later than the date Tenant takes possession of all or any part of the Premises. All policies shall contain an undertaking by the insurers to notify Landlord and Landlord’s mortgagees (and, if applicable, ground or primary Lessors) in writing, by registered or certified U.S. Mail, return receipt requested, not less than thirty (30) days before any material change, reduction in coverage, cancellation, or other termination thereof.

(c)    During the term hereof, Landlord, as part of the Operating Expenses, and with companies and in such amounts (including deductibles) as are carried by prudent Landlords of comparable buildings, shall obtain and keep in force the following insurance and such other insurance as Tenant may reasonably designate:

(i)    All Risk insurance and fire and extended coverage insurance, earthquake insurance (to the extent reasonably available) and, whenever any construction is taking place, builders’ risk insurance, upon the Project (except for the Building Nonstandard Work, alterations and personal property of Tenant and any tenant improvements, personal property and alterations of other tenants) in an amount not less than one hundred percent (100%) of the full replacement cost thereof. All such insurance policies shall name Tenant and Landlord as named insureds thereunder, and, at Landlord’s request, shall name Landlord’s mortgagees (and, if applicable, ground or primary lessors) as loss payees thereunder, all as their respective interests may appear. Notwithstanding the foregoing, Landlord will not be required to carry insurance of any kind on any “Building Nonstandard Work”, as described in Section 1(m) hereof, on Tenant’s or other tenants’ furniture or furnishings, or on any of Tenant’s fixtures, equipment, improvements, alterations, or appurtenances under this Lease or other tenants’ leases; and Landlord shall not be obligated to repair any damage thereto or replace the same.

(ii)    Comprehensive general liability insurance coverage (including auto), including personal injury, bodily injury, public liability, broad form property damage, owner’s protective coverage, contractual liability, and products and completed operations liability, in limits of liability (including umbrella coverage) not less than $25,000,000, inclusive. All such insurance policies shall name Landlord as a named insured thereunder and shall name Tenant, Landlord and Landlord’s mortgagees (and, if applicable, ground or primary lessors of Landlord) as additional insureds thereunder, all as their respective interests may appear.

(iii)    Worker’s Compensation and Employer’s Liability insurance as required by law in an amount not less than $500,000.

(iv)    Rent Continuation insurance in commercially reasonable amounts.

(v)    Fidelity insurance in an amount not less than $5,000,000 to protect against losses due to employee dishonesty, theft by a property manager or any other third parties and mysterious disappearances.

(vi)    Any other form or forms of insurance as Tenant, Landlord, or Landlord’s mortgagees or ground or primary lessors may reasonably require from time to time.

All policies shall be issued by insurers that are reasonably acceptable to Tenant and in form reasonably satisfactory from time to time to Tenant. Landlord will deliver certificates of insurance on the Landlord’s standard form (or, if required by the mortgagees of Landlord, or any ground or primary lessors, certified copies of each such insurance Policy) to Tenant as soon as practicable after the placing of the required insurance. Notwithstanding any contribution by Tenant to the cost of insurance premiums, as provided herein, or Tenant being named an additional insured. Tenant acknowledges that it has no right to receive any proceeds from any insurance policies carried by Landlord, except to the extent proceeds remain after the repairs have been completed, which remaining amount shall be credited to reduce Operating Expenses.

(d)    Tenant will not keep, use, sell, or offer for sale in or upon the Premises, any article which may be prohibited by any insurance policy periodically in force covering the Building and Building Standard Work. If Tenant’s occupancy or business in or on the Premises, whether or not Landlord has consented to the same, results in any increase in premiums for the insurance periodically carried by Landlord with respect to the Building or the Building Standard Work, Tenant shall pay any such increase in premiums as additional rent within ten (10) days after being billed therefor by Landlord. In determining whether increased premiums are a result of Tenant’s use of the Premises, a schedule issued by the organization computing the insurance rate on the Building or the Leasehold Improvements showing the various components of such rate shall be presumptive evidence of the several items and charges which make up such rate. Tenant shall promptly comply with all reasonable requirements of the insurance authority or any present or future insurer relating to the Premises.

(e)    All such policies shall contain a provision that they shall not be materially changed or cancelled without at least ten (10) days prior notice to Tenant.

(f)    All policies covering real or personal property which either party obtains hereunder shall include a clause or endorsement denying the insurer any rights of subrogation against the other party to the extent rights have been waived by the insured before the occurrence of injury or loss, if same are obtainable without unreasonable cost, Landlord and Tenant waive any rights of recovery against the other for injury or loss due to hazards covered by policies of insurance containing such a waiver of subrogation clause or endorsement to the extent of the injury or loss covered thereby. Landlord and Tenant agree to notify the other in the event that either is not able to obtain the required waiver of subrogation.

(g)    Neither party shall because of Section 19 become an insurer within the meaning of the California Insurance Code nor shall they become liable under the terms of California Insurance Code Section 790.03. Further, to the extent that either party fails to maintain the insurance required under this Lease which such party is obligated to carry, such failure shall automatically be deemed to result in self-insurance of such insurance requirements and, without implying a waiver of any remedies reserved by either party for such failure, such self-insurance shall be treated for purposes of this paragraph in the same manner as the insurance policies would have been treated had such policies been carried as provided above, with full waiver of subrogation as applicable.

Section 22.    Damage or Destruction.

(a)    In the event the Building is damaged by fire or other perils, and if the damage thereto is such that the Building can be repaired, reconstructed or restored within a period of one (1) year from the date of the happening of such casualty, which one (1) year period will be extended for Force Majeure occurrences (“Reconstruction Period”), Landlord shall commence and proceed diligently with the work or repair, reconstruction and restoration and the Lease shall continue in full force and effect; provided, however, the costs for such reconstruction and restoration work shall be paid by the parties pursuant to Section 22(f) below, and Landlord’s obligation to perform such work hereunder is conditioned upon receipt of any payment required to be made by Tenant pursuant to said Section 22(f). If such work or repair, reconstruction and restoration is such as to require a period longer than the Reconstruction Period, Landlord either may elect to so repair, reconstruct or restore the Building and the Lease shall continue in full force and effect, or Landlord may elect not to repair, reconstruct or restore the Building and the Lease shall, in such event, terminate. Under any of the conditions of this Section 22(a), Landlord shall give written notice to Tenant of its intentions within thirty (30) days from the date of such event of damage or destruction. In the event Landlord elects not to restore the Building, this Lease shall be deemed to have terminated as of the date of such partial destruction. Notwithstanding anything to the contrary contained in this Section 22(a), if all or any part of the Premises or Building is damaged or destroyed, and Tenant, as a result, cannot be given reasonable use of, and reasonable access to, a substantially repaired and restored Premises, Building Common Areas and the utilities and services pertaining to the Building and the Premises, within the Reconstruction Period (as may be extended by delays due to Tenant’s failure to pay any costs thereof as required pursuant to Section 22(f) below), Tenant may terminate this Lease upon written notice to Landlord, given at any time within thirty (30) days following such damage or destruction.

(b)    Upon any termination of this Lease under any of the provisions of this Section 22, the parties shall be released thereby without further obligation to the other from the date possession of the Premises is surrendered to Landlord, except for items which have theretofore accrued and are then unpaid.

(c)    In the event of repair, reconstruction and restoration by Landlord as herein provided, the rent provided to be paid under this Lease shall be abated as provided in item G of the General Conditions. Tenant shall not be entitled to any compensation or damages for loss in the use of the whole or any part of the Premises and/or any inconvenience or annoyance occasioned by such damage, repair, reconstruction or restoration.

(d)    Tenant shall not be released from any of its obligations under this Lease except to the extent and upon the conditions expressly stated in this Section 22.

(e)    Intentionally Omitted.

(f)    It is hereby understood that if Landlord is obligated to or elects to repair or restore as herein provided, Landlord shall make repairs to the Building and the Premises excluding alterations and personal property of Tenant) at Landlord’s cost, without contribution from Tenant (except that as long as the Carnation Company, or its successors, are a limited partner of Landlord and as long as LPC or its affiliate is the Building Manager, Landlord’s cost shall be deemed to be the sole cost of LPC); provided, however, that notwithstanding any of the above to the contrary, (i) Tenant shall be solely responsible for the costs of the Building Non-Standard Work and its alterations and personal property, and (ii) if Landlord carried the insurance required of Landlord hereunder and if insurance proceeds received by Landlord are insufficient to cover the entire cost of the repair and restoration to the Building and Building Standard Work, Tenant shall pay to Landlord on a timely basis fifty percent (50%) of the shortfall.

(g)    Notwithstanding anything to the contrary contained in this Section 22, Landlord shall not have any obligations whatsoever to repair, reconstruct or restore the Premises when the damage resulting from any casualty covered under this Section 22 occurs during the last twelve (12) months of the term of this Lease or any extension hereof.

(h)    The provisions of California Civil Code § 1932, Section 2, and § 1933, Section 4, are hereby waived by Tenant, as Tenant’s rights are governed by this Section 22.

Section 23.    Eminent Domain.

(a)    In case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy thereof, shall be taken for any public or quasi-public purpose by any lawful power or authority by excercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority. Tenant shall not assert any claim against Landlord for any compensation because of such taking, and Landlord shall be entitled to receive the entire amount of any award without deduction for any estate or interest of Tenant; provided, however, that notwithstanding the foregoing, Tenant is granted the right to recover from the condemning authority, or from Landlord to the extent such award was received by Landlord, any award or compensation attributable to (i) the taking or purchase of Tenant’s Leasehold Estate (but only during the initial Term), (ii) Tenant’s personal property, chattels, or trade fixtures and (iii) Tenant’s relocation expenses. In the event the amount of property or the type of estate taken shall not substantially interfere with the conduct of Tenant’s business, Landlord shall be entitled to the entire amount of the award without deduction for any estate or interest of Tenant, however, Tenant may recover from the condemning authority any award or compensation attributable to the items set forth in the immediately preceding sentence. Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking, and a proportionate allowance shall be made to Tenant for the rent corresponding to the time during which, and to the part of the Premises of which, Tenant shall be so deprived on account of such taking and restoration. Nothing contained in this Section 23 shall be deemed to give Landlord any interest in any award separately made to Tenant for the taking of personal property and trade fixtures belonging to Tenant or for moving costs incurred by Tenant in relocating Tenant’s business.

(b)    In the event of taking of the Premises or any part thereof for temporary use (i) this Lease shall be and remain unaffected thereby and rent shall abate as provided in Item G of the General Conditions, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the term, provided that if such taking shall remain in force at the operation or earlier termination of this Lease, Tenant shall then pay to Landlord a sum equal to the reasonable cost of performing Tenant’s obligations under Section 15 with respect to surrender of the Premises and upon such payment shall be excused from such obligations. For purposes of this Section 23(b), a temporary taking shall be defined as a taking for a period of two hundred seventy (270) days or less.

Section 24.    Bankruptcy. Intentionally Omitted.

Section 25.    Defaults and Remedies.

(a)    The occurrence of any one or more of the following events shall constitute a default hereunder by Tenant:

(i)    The abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) days or longer while in default.

(ii)    The failure by Tenant to make any payment of rent or additional rent or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of ten (10) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in addition to, and not in lieu of, any notice required under California Code of Civil Procedure § 1161.

(iii)    The failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in Section 25(a) (i) or (ii) above, where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that any such notice shall be in addition to, and not in lieu of, any notice required under California Code of Civil Procedure § 1161; provided, further, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said thirty-day period and thereafter diligently prosecute such cure to completion.

(iv) Intentionally Omitted.

(b)    In the event of any such default by Tenant, in addition to any other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease then Landlord may recover from Tenant:

(i)    the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

(ii)    the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)    the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

(iv)    any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform his obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

As used in Sections 25(b)(i) and (ii) above, the “worth at the time of award” is computed by allowing interest at the maximum rate permitted by law per annum. As used in Section 25(b)(iii) above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

(c)    In the event of any such default by Tenant, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant for such period of time as may be required by applicable law, after which time Landlord may dispose of such property in accordance with applicable law. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 25(c) shall be construed as an election to terminate this Lease, unless a written notice of such intention is given to Tenant, or unless the termination thereof be decreed by a court of competent jurisdiction.

(d)    All rights, options and remedies of Landlord contained in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law, whether or not stated in this Lease. No waiver of any default of Tenant hereunder shall be implied from any exceptance by Landlord of any rent or other payments due hereunder, or any omission by Landlord to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The consent or approval of Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any subsequent similar acts by Tenant. No waiver of any default of Landlord hereunder shall be implied from any payments made by Tenant of any rents or other payments due hereunder or by any omission of Tenant to take any action on account of such default. If such default persists or is repeated, no express waiver shall affect defaults other than as specified in said waiver.

(e)    Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease, unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord’s failure to perform; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within thirty (30) days and thereafter diligently pursues the same to completion. Upon any such default by Landlord, Tenant may exercise any of its rights provided in law or at equity, subject to the limitations on liability set forth in Section 49 below.

Section 26.    Assignment and Subletting. Tenant shall not voluntarily assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity to occupy or use all or any part of the Premises, without first obtaining Landlord’s prior written consent, which shall not be unreasonably withheld. Any assignment, encumbrance or sublease without Landlord’s prior written consent shall be voidable, at Landlord’s election. Tenant shall have the right at any time to sublease all or any portion of the Premises upon thirty (30) days’ prior notice to Landlord, together with the information described below, but without Landlord’s consent or approval, to any related entity or affiliate of Tenant, whether by merger or consolidation, or any successor corporation. No consent to an assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this Section 26, nor release or relieve Tenant from any of its obligations hereunder or under this Lease. Tenant shall notify Landlord in writing of Tenant’s intent to assign, encumber, or sublease this Lease, the name of the proposed assignee or sublessee, information concerning the financial responsibility of the proposed assignee or sublessee and the terms of the proposed assignment or subletting, and Landlord shall, within thirty (30) days of receipt of such written notice and any additional information requested by Landlord concerning the proposed assignee’s or sublessee’s financial responsibility, elect one of the following:

(a)    Consent to such proposed assignment, encumbrance or sublease; or

(b)    Refuse to give such consent, which refusal shall be on reasonable grounds.

Without limiting Landlord’s grounds for disapproval, Landlord’s disapproval shall be deemed reasonable if it is based on Landlord’s analysis of (a) the proposed assignee’s or sublessee’s credit, character and business or professional standing, (b) whether the assignee’s or sublessee’s use and occupancy of the Premises will be consistent with Section 1(u) and Section 8 of this Lease and whether the assignee’s or sublessee’s proposed intensity of use is consistent with that shown by Tenant and/or (c) whether the proposed assignee or sublessee is a then-existing or prospective tenant of the Building. Subject to the foregoing, Tenant shall have the right at any time to assign or sublease all or any portion of the Premises to any assignee or subtenant of a type and quality suitable for a comparable first-class office building, subject to Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. During the initial twenty (20) year term, Tenant may retain one hundred percent (100%) of any “Profit”, as defined below, derived from a permitted assignment or sublease; after the initial twenty (20) year term, any such Profits, as defined below, shall be shared equally by Landlord and Tenant. Except as provided in Section 25 to the contrary, Landlord shall not have the ability to recapture the Premises or any portion of the Premises during the initial or any extended term of the Lease.

“Profits”, as that term is used in the Lease, shall mean the gross revenue received from the assignee or sublessee during the sublease term—or during the assignment, less:

(a)    The gross revenue paid to Landlord by Tenant during the period of the sublease term or during the assignment;

(b)    The gross revenue paid to Landlord by Tenant for all days the portion of the Premises in question was vacated from the date that Tenant first vacated that portion of the Premises until the date the assignee or sublessee was to pay rent;

(c)    Any improvement allowance or other economic concession (planning allowance, moving expenses, etc.) paid by Tenant to sublessee or assignee;

(d)    Broker’s commission;

(e)    Attorneys’ fees;

(f)    Lease takeover payments; and

(g)    Unamortized cost of initial and subsequent improvements to the Premises by Tenant.

Landlord agrees that upon the request of Tenant, Landlord shall provide approved subtenants subleasing a full floor or more, or assignees of Tenant previously approved by Landlord, for subleases or assignments at rental rates equal to or higher than the amount of rents paid by Tenant, with a recognition agreement from Landlord agreeing to honor the sublease or Lease (in the case of an assignment) as a direct sublease or lease with Landlord even if Tenant defaults under the Lease: provided, however, that nothing herein or in any such recognition agreement shall relieve Tenant of its obligations under this Lease. Landlord shall receive reasonable attorneys’ fees for the recognition agreement and for reviewing assignments and subleases.

Section 27.    Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon Tenant paying the rent required under this Lease and paying all other charges and performing all of the covenants and provisions aforesaid on Tenant’s part to be observed and performed under this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises in accordance with this Lease.

Section 28.    Subordination. Nothing in this Section 28 shall permit this Lease to be cancelled or terminated as long as Tenant does not default pursuant to Section 25. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any first mortgagee with a lien on the Building or any ground lessor with respect to the Building, this Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building or the land upon which the Building is situated or both, and (b) the lien of any mortgage or deed of trust which may now exist or hereafter be executed in any amount for which the Building, land, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, if requested by the ground lessor, mortgagee or beneficiary, as applicable, attorn to and become the Tenant of the successor in interest to Landlord, and in such event Tenant’s right to possession of the Premises shall not be disturbed if Tenant is not in default and so long as Tenant shall pay the rent and all other amounts required to be paid to Landlord pursuant to the terms hereof and observe and perform all of the provisions of this Lease, unless the Lease is otherwise terminated pursuant to its terms. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust.

Section 29.    Estoppel Certificate.

(a)    Within fifteen (15) calendar days following any written request which Landlord may make from time to time, Tenant shall execute and deliver to Landlord a statement, in a form substantially similar to the form of Exhibit “E” attached hereto, certifying (i) the Commencement Date of this Lease; (ii) the fact that this Lease is unmodified and in full force and effect (or, if there have been modifications hereto, that this Lease is in full force and effect, as modified, and stating the date and nature of such modifications); (iii) the date to which the rental and other sums payable under this Lease have been paid; (iv) the fact that there are no current defaults under this Lease by either Landlord or Tenant, except as specified in Tenant’s statement; and (v) such other matters requested by Landlord. Landlord and Tenant intend that any statement delivered pursuant to this Section 29 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any interest therein.

(b)    Tenant’s failure to deliver such statement within such time shall be conclusive upon Tenant (i) that this Lease is in full force and effect without modification, except as may be represented by Landlord, (ii) that there are no uncured defaults in Landlord’s performance, and (iii) that not more than one (1) month’s rent has been paid in advance, except as provided in Section 36 hereof.

(c)    Landlord shall, at any time and from time to time, within fifteen (15) calendar days following notice by Tenant, execute, acknowledge and deliver to Tenant a statement in writing prepared by Tenant and edited by Landlord, as appropriate, certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which Tenant has paid rent, adjustments to rent, and other charges in advance, if any, stating whether or not to the best knowledge of Landlord, Tenant is in default in the performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Landlord may have knowledge, or containing any other information or certifications which reasonably may be requested by Tenant, any proposed assignee or sublessee of Tenant, or any proposed lender of Tenant. Any such statement, delivered pursuant to this subsection, may be relied upon by any proposed assignee or sublessee or any proposed lender of Tenant. Landlord’s failure to deliver such statement within such time shall be conclusive upon Landlord (i) that this Lease is in full force and effect without modification, except as represented by Tenant, and (ii) there are no uncured defaults in Tenant’s performance.

Section 30.    Building Planning. Intentionally Omitted.

Section 31.    Rules and Regulations. Subject to item F of the General Conditions Section, Tenant shall faithfully observe and comply with the “Rules and Regulations”, a copy of which is attached hereto and marked Exhibit “F”, and all reasonable and non-discriminatory modifications thereof and additions thereto from time to time put into effect by Landlord. Landlord shall endeavor to enforce the Rules and Regulations reasonably and without discrimination. Landlord shall not be responsible to Tenant for the violation or non-performance by any other tenant or occupant of the Building of any of said Rules and Regulations.

Section 32.    Conflict of Laws. This Lease shall be governed by and construed pursuant to the laws of the State of California.

Section 33.    Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

Section 34.    Surrender of Premises. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies. Upon the expiration or termination of this Lease, Tenant shall peaceably surrender the Premises and all alterations and additions thereto broom-clean, in good order, repair and condition, reasonable wear and tear excepted, and shall comply with the provisions of Sections 14(g) and 14(h). The delivery of keys to any employee of Landlord or to Landlord’s agent or any employee thereof shall not be sufficient to consitute a termination of this Lease or a surrender of the Premises.

Section 35.    Professional Fees.

(a)    In the event that Landlord should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provisions of this Lease, or for any other relief against Tenant hereunder, or should either party bring suit against the other with respect to matters arising from or growing out of this Lease, then all costs and expenses, including, without limitation, its actual professional fees such as appraisers’, accountants’ and attorneys’ fees, incurred by the prevailing party therein, shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.

(b)    Intentionally Omitted.

Section 36.    Performance by Tenant. Tenant acknowledges that the late payment by Tenant to Landlord of any sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such cost being extremely difficult and impractical to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any encumbrance and note secured by an encumbrance covering the Premises or the Building of which the Premises are a part. Therefore, if any monthly installment of Annual Basic Rent is not received by Landlord by the date when due, or if Tenant fails to pay any other sum of money due hereunder and such failure to pay any other sum continues for two (2) days after notice thereof by Landlord, Tenant shall pay to Landlord, as additional rent, the product of one quarter of one percent (.25%) times the overdue amount as a late charge, plus any late charges or penalties Landlord is required to pay to its Lender, without notice to Tenant, provided that Landlord has previously notified Tenant by notice of the terms and conditions pertaining to such lender-related late charges or penalties. Such overdue amount shall also bear interest, as additional rent, at the Interest Rate from the date the monthly installment of Annual Basic Rent or other sum of money is due until the date of payment to Landlord. Landlord’s acceptance of any late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or any law now or hereafter in effect.

Section 37.    Mortgagee and Senior Lessor Protection. No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease, unless (a) Tenant has given notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises and to the Lessor under any master or ground lease covering the Building, the Site or any interest therein whose identity and address shall have been furnished to Tenant, and (b) Tenant offers such beneficiary, mortgagee or lessor a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or judicial foreclosure, if such should prove necessary to effect a cure.

Section 38.    Definition of Landlord. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of the Site or master lease of the Building. In the event of any transfer, assignment or other conveyance or transfers of any such title or interest, Landlord herein named (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer, assignment or conveyance of all liability with respect to the performance of any covenants or obligations on the part of Landlord contained in this Lease thereafter to be performed and, without further agreement, the transferee of such title or interest shall be deemed to have assumed and agreed to observe and perform any and all obligations of Landlord hereunder, during its ownership of the Premises. Landlord may transfer its interest in the Premises without the consent of Tenant, except as provided to the contrary in that certain Eight Hundred North Brand Boulevard Limited Partnership Agreement (or any comparable partnership agreement between Landlord and Tenant) executed concurrently with this Lease, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

Section 39.    Waiver. The failure of Landlord to seek redress for violation of, or to insist upon strict performance of, any term, covenant or condition of this Lease or the Rules and Regulations attached hereto as Exhibit “F”, shall not be deemed a waiver of such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the

Building be deemed a waiver of any such Rule or Regulation, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of Landlord to insist upon the performance by Tenant in strict accordance with said terms. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. Failure of Tenant to seek redress for violation of, or to insist upon the strict performance of, any term, covenant or condition of this Lease or the Rules and Regulations attached hereto, shall not be deemed a waiver of such violation or prevent a subsequent act which would have originally constituted a violation from having all the force and effect of the original violation, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of Tenant to insist upon the performance by Landlord of its obligations in strict accordance with said terms. Any payment of rents or other sums hereunder by Tenant shall not be deemed a waiver of any preceding breach by Landlord of any term, covenant or condition of this Lease, regardless of Tenant’s knowledge of such preceding breach at the time of payment of such rent or other sums.

Section 40.    Identification of Tenant. Intentionally Omitted.

Section 41.    Parking and Transportation. Tenant shall have the option, upon thirty (30) days’ prior notice to Landlord, to rent parking privileges for use by Tenant and Tenant’s employees (including independent contractors who are expected to work in the Building on a regular basis), twenty-four (24) hours per day, seven (7) days per week in the parking facility adjacent to the Building at the rate of three and one-half (3.5) non-tandem parking privileges per one thousand (1,000) square feet of rentable space initially leased by Tenant. For any parking privilege leased by Tenant over 250,000 rentable square feet, Tenant shall have the option, upon the same terms and conditions as set forth above, to rent three (3) non-tandem parking privileges per one thousand (1,000) square feet of rentable space. Tenant shall have the right to specify the location of its reserved parking spaces, and the Tenant’s ratio of standard size cars to compact cars shall be the same as designated by Landlord for other tenants in the Building. Within the ratios of parking referenced above, Tenant shall be permitted one hundred (100) reserved parking privileges at a location designated by Tenant. The parking rate shall be equal to $40.00 per parking privilege per month for all parking provided to Tenant for the first five (5) years of the Term of the Lease. At the beginning of the sixth (6th) year of the Lease Term and on each anniversary thereafter, the parking rates shall be increased to the lesser of: (i) the prevailing market rental rate for parking, provided by comparable office buildings in the vicinity of the Building, or (ii) a five percent (5%) increase, cumulative annually. Other tenant’s parking privileges shall not be used in Tenant’s reserved parking area. At any time during the Lease Term, Tenant may decrease or increase the number of parking privileges, if Tenant gives Landlord thirty (30) days prior written notice; provided, however, that in no event shall Tenant’s parking privileges exceed the ratios set forth above. Notwithstanding the foregoing limit on parking charges, the parking charges for visitors shall be at the prevailing market rates determined by Landlord from time to time; however, Landlord shall provide a validation system to Tenant which will allow Tenant to purchase validations from time to time from Landlord and then make such validations available to the clients, customers, guests and visitors of Tenant. The parking structure shall have security comparable to security provided by other first-class quality office building parking structures. Tenant shall comply with the Parking Rules and Regulations attached hereto as Exhibit “J” and incorporated herein by this reference and all reasonable modifications thereto which are promulgated from time to time by the Landlord which are not incompatible with the foregoing.

Section 42.    Office and Communications Services.

(a)    Landlord has advised Tenant that certain office and communications services may be offered to tenants of the Building by a concessionaire under contract to Landlord (“Provider”). Tenant shall be permitted to contract with Provider for the provision of any or all of such services on such terms and conditions as Tenant and Provider may agree. Tenant shall also be permitted to obtain office and communications services from any other reputable person or entity in the business of providing the same (herein called an “Alternate Provider”), provided that Landlord shall not be required thereby to make any alterations in or to any part of the Building or the use of any facilities or equipment of the Building, and provided further that no such services provided by an Alternate Provider, or any equipment or facilities used or to be used in connection therewith, shall be incompatible in any respect with, or shall interfere with or otherwise impair or adversely affect, the operation, reliability or quality of the Building systems or any services, equipment or facilities used or operated by Provider or any tenant in the Building.

(b)    Tenant acknowledges and agrees that: (i) Landlord has made no warranty or representation to Tenant with respect to the availability of any such services, whether provided by Provider or any Alternate Provider, or the quality, reliability or suitability thereof; (ii) neither Provider nor any Alternate Provider is acting as the agent or representative of Landlord in the provision of such services, and Landlord shall have no liability or responsibility for any failure or inadequacy of such services, or any equipment or facilities used in the furnishing thereof, or any act or omission of Provider or any Alternate Provider, or their agents, employees, representatives, officers or contractors; (iii) Landlord shall have no responsibility or liability for the installation, alteration, repair, maintenance, furnishing, operation, adjustment or removal of any such services, equipment or facilities; and (iv) any contract or other agreement between Tenant and Provider or any Alternate Provider shall be independent of this Lease, the obligations of Tenant hereunder, and the rights of Landlord hereunder, and, without limiting the foregoing, no default or failure of Provider or any Alternate Provider with respect to any such services, equipment or facilities, or under any contract or agreement relating thereto, shall have any effect on this Lease or give to Tenant any offset or defense to the full and timely performance of its obligations hereunder, or entitle Tenant to any abatement of rent or additional rent or any other payment required to be made by Tenant hereunder, or constitute any actual or constructive eviction of Tenant, or otherwise give rise to any claim of any nature against Landlord.

Section 43.    Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. If there is more than one Tenant, i.e. if two or more persons or entities are jointly referred to in this Lease as “Tenant”, the obligations hereunder imposed upon Tenant shall be joint and several. The paragraph headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof.

Section 44.    Examination of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a Lease, and it is not effective as a Lease or otherwise until execution by and delivery to both Landlord and Tenant.

Section 45.    Time. Time is of the essence with respect to the performance of every provision of this Lease in which time or performance is a factor.

Section 46.    Prior Agreement; Amendments. This Lease contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not incorporated herein.

Section 47.    Separability. Any provision of this Lease which shall prove to be invalid, void or illegal in no way affects, impairs or invalidates any other provision hereof, and such other provisions shall remain in full force and effect.

Section 48.    Recording. Neither Landlord nor Tenant shall record this Lease nor a short form memorandum thereof without the consent of the other, and, if such recording occurs, it shall be at the sole cost and expense of the party requesting the recording, including any documentary transfer taxes or other expenses related to such recordation.

Section 49.    Limitation on Liability. The obligations of Landlord and LPC under this Lease do not constitute personal obligations of the individual partners, directors, officers or shareholders of Landlord or LPC, and Tenant shall not seek recourse against the individual partners, directors, officers or shareholders of Landlord or LPC or any of their personal assets for satisfaction of any liability in respect to this Lease. Notwithstanding the foregoing, absent fraud, willful misconduct, or bad faith, Landlord’s liability shall be limited to Landlord’s equity interest in the Project.

Section 50.    Riders. Clauses, plats and riders, if any, signed by Landlord and Tenant and affixed to this Lease, are a part hereof.

Section 51.    Signs. The rights and obligations of Landlord and Tenant are set forth in item H of the General Conditions Section.

Section 52.    Modification for Lender. If, in connection with obtaining construction, interim or permanent financing for the Building, the lender shall request reasonable modifications in this Lease as a condition to such financing, Tenant will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Tenant hereunder or materially and adversely affect the leasehold interest hereby created or Tenant’s rights hereunder.

Section 53.    Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent, be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent, or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

Section 54.    Financial Statements. At any time during the term of this Lease, Tenant shall, upon ten (10) days’ prior written notice from Landlord, provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year, but only to such extent that such information is available to the general public or is made available to any of Tenant’s lenders. Such statement shall be prepared in accordance with generally accepted accounting principles, and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Provided, however, such information shall only be requested in connection with a sale or refinancing of the Building and shall only be disclosed if each recipient of such information agrees to keep the information confidential.

Section 55.    Tenant as Corporation. Tenant and the persons executing this Lease on behalf of Tenant represent and warrant that the individuals executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on its behalf in accordance with a duly adopted resolution of the board of directors of Tenant, a copy of which is to be delivered to Landlord on execution hereof, and in accordance with the By-Laws of Tenant.

Section 56.    No Partnership or Joint Venture. Notwithstanding the fact that Landlord and Tenant are partners under a separate partnership agreement, nothing in this Lease shall be deemed to constitute Landlord and Tenant as partners or joint venturers. It is the express intent of the parties hereto that their relationship with regard to this Lease be and remain that of landlord and tenant.

Section 57.    Option to Extend. Unless the Lease has been terminated as a result of Tenant’s default or other causes specified in the Lease, or if not terminated, so long as Tenant is not in default. Landlord hereby grants Tenant four (4) options to extend the term of this Lease for an additional five (5) year term each for one or more contiguous, full floors of the Premises then under lease by Tenant at the “Fair Market Rental Rate”, as defined in Section 5, in existence at the beginning of each renewal period. Landlord shall notify Tenant of Tenant’s right to renew fourteen (14) months prior to the scheduled commencement of each renewal period. The options must then be exercised by written notice received by Landlord twelve (12) months prior to the expiration of the term, or any extensions provided herein, and the option shall expire if not properly exercised within twelve (12) months prior to the expiration of the term, or any extensions provided herein. Provided that Tenant has properly exercised the option, the term of this Lease shall be extended by the option term of five (5) years and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect except that the Annual Basic Rent, as provided for elsewhere in this Lease, shall be modified as set forth in Section 5. The options to extend set forth herein are not personal to Tenant, but may be assigned to any assignee or subtenant of Tenant. In addition, the exercise of the options shall have no effect on any sign or identity rights provided to Tenant herein, so long as Tenant leases at least 50, 000 rentable square feet in the Building. If Tenant fails to lease 50, 000 rentable square feet, the sign rights and controls provided to Tenant in Item H of the General Conditions regarding the Project and Building shall terminate.

Section 58.    Option to Expand. In addition to the initial Premises, including any Hold Space added to the Tenant’s Premises, Tenant shall have the following Options to Expand in full floor increments contiguous to the Premises as follows:

(A)    First Option Space. Tenant may add to the Premises one full floor space, (“First Option Space”) contiguous to the portion of the Premises consisting of the upper floors of the Building for a term commencing on the Delivery Date of the First Option Space which shall be the third annual anniversary of the Commencement Date upon the terms and conditions set forth herein, only if:

(i)    Tenant delivers to Landlord at least twelve (12) months prior to said third annual anniversary of the Commencement Date written notice exercising its option to lease the First Option Space, and

(ii)    Tenant is not in default at the time Tenant exercises its first option or at the commencement of the lease of the First Option Space.

(B)    Second Option Space. Tenant may add to the Premises one or two full floor space (“Second Option Space”) contiguous to the portion of the Premises consisting of the upper floors of the Building for a term commencing on the Delivery Date of the Second Option Space which shall be the fifth annual anniversary of the Commencement Date, upon the terms and conditions set forth herein, only if:

(i)    Tenant delivers to Landlord at least twelve (12) months prior to said fifth annual anniversary of the Commencement Date written notice exercising its option to lease the Second Option Space, and

(ii)    Tenant is not in default at the time Tenant exercises its second option or at the commencement of the lease of the Second Option Space.

(C)    Third Option Space. Tenant may add to the Premises one full floor space (“Third Option Space”) contiguous to the portion of the Premises consisting of the upper floors of the Building for a term commencing on the Delivery Date of the Third Option Space which shall be the eighth annual anniversary of the Commencement Date, upon the terms and conditions set forth herein, only if:

(i)    Tenant delivers to Landlord at least twelve (12) months prior to said eighth annual anniversary of the Commencement Date written notice exercising its option to lease the Third Option Space, and

(ii)    Tenant is not in default at the time Tenant exercises its third option or at the commencement of the lease of the Third Option Space, and

(iii)    The Third Option Space is not available if Tenant exercised the second option for both full floors constituting the Second Option Space, but is available if Tenant does not exercise the Second Option Space at all or if Tenant exercises the Second Option Space as to only one floor.

(D)    Fourth Option Space. Tenant may add to the Premises one or two full floor space (“Fourth Option Space”) contiguous to the portion of the Premises consisting of the upper floors of the Building for a term commencing on the Delivery Date of the Fourth Option Space which shall be the tenth annual anniversary of the Commencement Date, upon the terms and conditions set forth herein, only if:

(i)    Tenant delivers to Landlord at least twelve (12) months prior to said tenth annual anniversary of the Commencement Date written notice exercising its option to lease the Fourth Option Space, and

(ii)    Tenant is not in default at the time Tenant exercises its fourth option or at the Commencement of the lease of the Fourth Option Space.

(E)    Fifth Option Space. Tenant may add to the Premises one or two full floor space (“Fifth Option Space”) contiguous to the portion of the Premises consisting of the upper floors of the Building for a term commencing on the Delivery Date of the Fifth Option Space which shall be the fifteenth annual anniversary of the Commencement Date, upon the terms and conditions set forth herein, only if:

(i)    Tenant delivers to Landlord at least twelve (12) months prior to said fifteenth annual anniversary of the Commencement Date written notice exercising this option to lease the Fifth Option Space, and

(ii)    Tenant is not in default at the time Tenant exercises its fifth option or at the commencement of the lease of the Fifth Option Space.

(F)    Terms. The following terms shall apply to each option space:

(i)    If Tenant elects to exercise its Hold Space Option, appropriate adjustments of future options shall be made so that each time Tenant exercises an option, the floor covered by that option shall be contiguous to the Premises being leased by Tenant;

(ii)    Annual Basic Rent and all other economic terms for the option space shall be equal to and/or determined by the Fair Market Rental Rate definition set forth in Section 5(b) (as modified in Section 58(H) below), as of the date on which the option space is to be added to the Premises;

(iii)    Tenant shall take the option space “as is”, but in broom clean condition with all improvements to be Tenant’s responsibility at Tenant’s cost, subject to Landlord contributing an allowance as provided in Section 58(H) below and Landlord using its best efforts to cause the vacated tenant to remove all of its property, installations and alterations which it shall, under its lease, be required to remove and which Tenant shall request to be removed;

(iv)    Landlord, shall, four (4) months prior to the exercise dates of each expansion option, provide Tenant with a written notice that an Option to Expand is to become available for exercise. The space covered by each Option to Expand shall be delivered to Tenant on the appropriate Delivery Date for each Option to Expand. Landlord may, however, deliver the option space up to one-half (1/2) year earlier and up to one (1) year later (six (6) months later with respect to the Third Option Space) than the Delivery Dates set forth above if Landlord notifies Tenant of its intention to do so at least six (6) months prior to the exercise date for each Option to Expand;

(v)    Each of Tenant’s remaining options shall remain in effect even though Tenant may, at its discretion, decide not to exercise any single option;

(vi)    All other terms and conditions of this Lease (including payment of Operating Expenses) shall apply to the Option Space, except as otherwise set forth herein.

(G)    Documentation. Landlord and Tenant shall execute and deliver appropriate documentation to evidence the addition of any option space to the Premises under the terms and conditions of this Lease relating thereto.

(H)    Tenant Allowance. All Option Space covered by this option shall be delivered to Tenant in “as is” condition as provided in Section F(iii) above with a tenant allowance as set forth in Section 5(b); provided, however, that if all or any part of any option space has never been improved with tenant improvements for occupancy by another tenant (“Non-Improved Option Space”), the following provisions of this subsection shall apply to all or part of such Non-Improved Option Space. Such Non-Improved Option Space shall be prepared for Tenant’s occupancy in accordance with the applicable terms and provisions of the Work Letter Agreement (including the performance by Landlord of Base Building work with respect to such space). Submission of Tenant’s plans and drawings and Tenant’s move in to such space shall be accomplished in the same manner and on the same terms and conditions as those prescribed for the Premises in the Work Letter Agreement. Without limiting the foregoing, Landlord shall pay to Tenant, in accordance with the comparable terms and provisions of the Work Letter Agreement, an allowance for the construction of Leasehold Improvements in connection with such Non-Improved Option Space; provided, however, that the amount of the allowance per rentable square foot of such Non-Improved Option Space shall be equal to the greater of $36.90 per rentable square foot or the allowance determined under Section 5(b), which shall be paid to Tenant in accordance with the comparable terms of the provisions of the Work Letter Agreement.

(I)    Delivery. Upon the exercise by Tenant of an option as aforesaid, Landlord shall deliver possession of the Option Space in question on the applicable Delivery Dates for such space which shall be the dates set forth in Sections 58(A) through 58(E) above, respectively, or Landlord may deliver such space within the period of six (6) months prior or twelve (12) months after (except with respect to the Third Option Space, which shall be delivered within the period six (6) months prior or six

(6) months after) the applicable Delivery Date. If the Delivery Date is to be designated by Landlord as any date other than the Delivery Dates set forth above, but within the aforestated time periods, Landlord may change the Delivery Date to any date within the applicable time period if Landlord gives Tenant at least six (6) months advance written notice of the new date of delivery of the space in question. Landlord shall not lease any portion of the Option Space to any other tenant for a term (including renewal terms) which extends beyond the date such Option Space is to be added to the Premises if the option in respect thereto should be timely exercised by Tenant. If any tenant under a lease holds over beyond the date for vacating such option space to be occupied by Tenant, Landlord agrees to take whatever steps are necessary, including legal action, to remove such tenant, if such holding over conflicts with Tenant’s election. All option space shall be contiguous to the Premises and shall be rolling so that in the event the first option is not exercised, the second option shall roll to the space covered by the first option causing all option space to be contiguous to the Premises.

(J)    Not Personal. The Options to Expand are not personal to Tenant and shall inure to the benefit of the assignees or full-floor subtenants of Tenant.

(K)    Not Forfeitable. No failure by Tenant to exercise any prior option shall preclude Tenant from exercising a subsequent option.

Section 59.    First Right to Lease. After the Commencement Date, Landlord agrees not to lease any unleased rentable space in the Building (“First Right Space”) until five (5) business days following Tenant’s receipt of a Special Notice. Accordingly, after the Commencement Date, whenever Landlord desires to lease any of the First Right Space, Landlord shall send Tenant a Special Notice setting forth its desire to lease all or a portion of the First Right Space. The Special Notice shall contain the following information (“terms”):

A.	First Right Space description.

B.	Rental.

C.	Operating Expense Adjustment Allowance.

D.	CPI increases, if any.

E.	Rent Credits or Free Rent (if any).

F.	Condition of Premises (“as is” or with tenant improvement allowance or building standard items or a combination thereof).

G.	Time to Construct Improvements prior to Commencement of Rent.

H.	Other Economic Concessions (if any).

I.	Length of Lease, which shall be for a period of time coterminous with the Lease.

Tenant may, upon notice delivered by Tenant and received by Landlord within said five (5) business day period (“Period”), elect to lease all of the First Right Space described in the Special Notice on all of the terms set forth in the Special Notice. If Tenant does not elect to lease such First Right Space, then thereafter, for a period of six (6) months (“Time Period”), Landlord may lease all of such First Right Space substantially as described in the Special Notice to anyone else on the terms set forth in the Special Notice or on terms more beneficial to the Landlord than the terms set forth in the Special Notice. If Landlord does not lease such First Right Space to anyone else during the Time Period, then Landlord shall, after the expiration of the Time Period, be required to send Tenant another Special Notice, and the above-described procedures shall be repeated, until all of the First Right Space has been leased; provided, however, Landlord reserves the right to send a new Special Notice to Tenant at any time prior to the expiration of the Time Period. At Landlord’s election, any Special Notice may refer to one or more separate parcels of First Right Space and if such Special Notice refers to more than one such parcel, Tenant may elect to take all, some, one, or none of such parcels and Landlord, once the five (5) day period has lapsed, may lease one or more or all of the parcels comprising the First Right Space specified in such Special Notice until the Time Period elapses. The First Right set forth herein is not personal to Tenant and may be assigned to any assignee of Tenant. For the purpose of the First Right Space only, the term Tenant shall be limited to the Carnation Company, an assignee which assumes the entire Lease, or a subtenant which subleases the entire Premises.

Section 60.    Directory Board. Landlord, at Landlord’s sole cost and expense, which may be included as Operating Expenses, shall furnish Tenant with spaces for one (1) designated name per one thousand (1,000) rentable square feet of space leased by Tenant herein on the Building directory board in the lobby of the Building and any other directory which may be or become a part of the Project.

Section 61.    Management. Except as provided below, Landlord is granted the right to designate the building manager at any time during the period of the Lease. Landlord shall designate LPC or its affiliate as the initial building manager, or may designate any other managing agent, subject to the Tenant’s reasonable approval, as the initial manager who shall continue as manager until replaced as set forth herein. Any management agreement shall provide that the managing agent shall operate the Building in a first-class manner and in the most cost-effective manner possible so as to minimize Operating Expenses consistent with providing institutional quality services. Tenant shall have the right, no more than twice a year, to review and copy all documents and information pertaining to Operating Expenses and Taxes, at Tenant’s expense and during normal business hours after reasonable notice to Landlord. In the event LPC, or a company affiliated with or owned by LPC, is a limited or general partner of the Landlord entity, Tenant agrees that LPC may manage the Building at the same fee charged by an independent management company, as reasonably determined by Landlord and Tenant. Either Landlord or Tenant may terminate LPC, or any other building manager, as building manager at any time for cause, with any dispute thereof subject to Section 63 below. If LPC or an affiliate of LPC ceases to be a joint venture partner with Carnation Company and provided Carnation Company is the Tenant hereunder at such time, Carnation Company may terminate LPC as building manager at any time without cause.

Section 62.    Storage. Tenant shall be allowed to construct, at Tenant’s sole cost and expense, storage space in any non-rentable, non-usable portions of the Building, provided that such space shall not be located on floors leased by other tenants of the Building unless approved by Landlord. Tenant acknowledges that Landlord does not presently intend to create any storage space for use by Tenant. The location and design of the storage area, if any, shall be subject to Landlord’s reasonable consent. The amount of rent to be charged for storage space, if any, shall be equal to the marginal increase in the Building’s Operating Expenses directly attributable to such storage space. Tenant shall be required to maintain, repair and insure the storage space pursuant to the other terms and conditions of the Lease and otherwise perform its obligations hereunder with respect to the storage space.

Section 63.    Dispute Resolution.

(a)    Any action or proceeding brought by or on behalf of Tenant or Landlord (except where Arbitration is otherwise specified and required under this Lease) arising out of this Lease or in any way related to the terms and provisions of this Lease shall be brought and maintained in the Superior Court of the State of California for the County of Los Angeles, and each party to this Lease hereby recites, consents and agrees that said Court shall have personal jurisdiction over each party in any such action or proceeding and that said Court is a convenient forum for the litigation of any such action or proceeding. Each party hereby recites, consents and agrees that any controversy arising out of this Lease shall be heard by a reference under Section 638, et seq. of the California Code of Civil Procedure (or such successor statute thereto as may hereafter be enacted) and that a reference shall be ordered by said Court to any retired judge of said Court, promptly upon commencement of such action or proceeding, by agreement of the parties or (failing such agreement) upon motion brought by any party hereto, to try any or all of the issues in any such action or proceeding, whether of fact or of law, and to report a settlement or decision thereon.

(b)    The reference hereunder shall be made to one person in the following manner: the party commencing the action or proceeding shall deliver to the other party or parties a list of five (5) qualified and available retired Los Angeles County Superior Court judges. The party receiving the list shall have thirty (30) days from delivery of such list within which to select one (1) judge from the list who shall try the matter, or, if such party objects to all of the judges specified on such list, then the Court for the County of Los Angeles shall order a reference to any other retired judge of said Court. All provisions of the California Codes of Civil Procedure and Evidence, including the right to have an authorized clerk and certified court reporter in attendance, shall apply in such action or proceeding. The judgment rendered in any such proceeding shall have the same force and effect and shall entitle all parties to the same rights (including appeals) as if the action had been tried by the court.

(c)    It is agreed that if, at any time, a dispute shall arise as to any amount or sum of money to be paid by one party to the other under the provisions hereof, the party against whom the obligation to pay the money is asserted shall have the right to make payment “under protest”, and such payment shall not be regarded as a voluntary payment and there shall survive the right on the part of said party to institute suit for the recovery of such sum, and if it shall be adjudged by a court of competent jurisdiction that there was no legal obligation on the part of said party to pay such sum or any part thereof, said party shall be entitled to recover such sum or so much thereof as it was not legally required to pay under the provisions of this Lease; if, at any time, a dispute shall arise between the parties hereto as to any work to be performed by either of them under the provisions hereof, the party against whom the obligation to perform the work is asserted may perform such work and pay the costs thereof “under protest”, the performance of such work shall in no event be regarded as a voluntary performance and shall survive the right on the part of said party to institute suit for the recovery of the costs of such work, and if it shall be adjudged by a court of competent jurisdiction that there was no legal obligation on the part of said party to perform such work or any part thereof, said party shall be entitled to recover the costs of such work or the cost of so much thereof as said party was not legally required to perform under the provisions of this Lease. No payment or performance shall be considered to be under protest unless at the time of payment or performance the protesting party advises the other by notice that such payment or performance is under protest.

(d)    Until a final determination, which is no longer capable of being appealed, has been rendered, each party shall pay its obligation to the other pursuant to this Lease.

IN WITNESS WHEREOF, the parties have executed this Lease the day and year first above written.

TENANT:		LANDLORD:

CARNATION COMPANY, a Delaware Corporation		EIGHT HUNDRED NORTH BRAND BOULEVARD, a California Limited Partnership

By:	/s/ Jule N. Kvamme Jule N. Kvamme Its Executive Vice President and Chief Administrative Officer	By:	Lincoln Property Company No. 1384, a California Limited Partnership, its general partner,

		By:	/s/ John R. Miller
John R. Miller, a managing general partner

We agree to be bound by the obligations imposed on Lincoln Property Company N.C., Inc. pursuant to Section B of the General Conditions and Sections 4, 10 and 22(f) of the Lease, subject to the provisions set forth in Section 49 of this Lease.

LINCOLN PROPERTY COMPANY N.C., INC., a Texas Corporation

By:	/s/ John R. Miller

Its:	Senior Vice President

88